Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204657

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Prospectus Supplement dated June 2, 2015

Prospectus Supplement

(To Prospectus dated June 2, 2015)

$1,750,000,000

Ordinary Shares

We are offering $1.75 billion of ordinary shares (the “Ordinary Shares”) of Endo International plc (the “Company”). We intend to use a portion of the net proceeds of this offering, together with the net proceeds of the Debt Financings (as defined herein), to finance the Acquisition (as defined herein), refinance certain outstanding debt and to pay related fees and expenses. Subsequent to this offering, we expect to conduct an unregistered offering of Senior Notes (as defined herein) and to enter into the Incremental Facilities (as defined herein). This offering is not contingent upon the completion of the Debt Financings, and the Debt Financings are not contingent upon the completion of this offering. This offering is also not contingent upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any debt being sold or placed in the Debt Financings. For more information, see “Summary—The Transactions.”

We have granted the underwriters the option to purchase up to an additional $262.5 million of Ordinary Shares.

Our Ordinary Shares are traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “ENDP” and on the Toronto Stock Exchange (the “TSX”) under the symbol “ENL.” On June 1, 2015, the last reported sale price of our Ordinary Shares was $84.14 per share on NASDAQ and Cdn$105.11 per share on the TSX.

Investing in our Ordinary Shares involves certain risks. See “Risk Factors” beginning on page 28 of this prospectus supplement to read about important factors you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

If the underwriters exercise the option to purchase additional Ordinary Shares in full, the total underwriting discounts and commissions will be $         and the total proceeds, before expenses, to us will be $        .

The underwriters expect to deliver the Ordinary Shares to purchasers on or about June     , 2015 through the book entry facilities of The Depositary Trust Company.

Goldman, Sachs & Co.	J.P. Morgan	Barclays	Deutsche Bank Securities

RBC Capital Markets

Citigroup	Morgan Stanley	MUFG	SunTrust Robinson Humphrey	TD Securities

The date of this prospectus supplement is June     , 2015.

This prospectus supplement should be read in conjunction with the accompanying prospectus. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. Neither we nor any underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter is making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date hereof.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated June 2, 2015, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-204657), which we refer to as the Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf process, we may from time to time sell an indeterminate number of shares described in the accompanying prospectus in one or more offerings.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also supplements, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Available Information and Incorporation by Reference.”

On May 18, 2015, the Company, Par Pharmaceutical Holdings, Inc. (“Par”), our subsidiaries, Endo Limited, Endo Health Solutions Inc., Hawk Acquisition Ireland Limited and Hawk Acquisition ULC (“Merger Sub”), and Shareholder Representative Services LLC, solely as representative of the Par stockholders, entered into an agreement and plan of merger (the “Merger Agreement”). The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into Par, with Par continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company (the “Acquisition”). See “Summary—The Transactions.” We refer to the Acquisition and the related transactions, including this offering, the borrowings under the Incremental Facilities (or if the Required Consent for the Amendment is not obtained, the New Facilities) (each as defined below), the issuance and sale of the Senior Notes (as defined below) (or in lieu thereof, the Senior Bridge Facility (as defined below)), the repayment or redemption of existing indebtedness of Par (including the Par Senior Notes (as defined below) and the Par Credit Facilities (as defined below)), the refinance of the Existing Term Loan B Facility (as defined below) and the payment of any related fees and expenses, as the “Transactions.”

Unless otherwise indicated or the context otherwise requires, all information in this prospectus supplement assumes:

•	We will obtain the Required Consent for the Amendment and incur borrowings under the Incremental Facilities, and we will not incur borrowings under the New Facilities.

i

•	The sale of the AMS Men’s and Prostate Health businesses will not close before the consummation of the Acquisition, and we will incur borrowings under the Asset Sale Bridge Facility (as defined below).

•	We will issue the Senior Notes on or prior to the consummation of the Acquisition, and we will not incur borrowings under the Senior Bridge Facility.

We note, however, that the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” give effect to the pending sale of the AMS Men’s and Prostate Health businesses to Boston Scientific Corporation, as if the consummation of such sale took place at March 31, 2015 with respect to balance sheet information and at January 1, 2014 with respect to all other information unless otherwise stated.

Unless otherwise indicated or the context otherwise requires, information included or incorporated by reference in this prospectus supplement with respect to the Company and Par describes each of such entities as a stand-alone business prior to giving effect to the Acquisition.

All references in this prospectus supplement to “$” are to United States dollars.

On February 24, 2015, our Board of Directors approved a plan to sell the Company’s AMS business, which comprises the entirety of our Devices segment. Subsequently, the Company entered into a definitive agreement to sell the Men’s Health and Prostate Health components of the AMS business to Boston Scientific Corporation. In addition, the Company is currently pursuing a sale of the Women’s Health component of the AMS business. As a result of these developments, we have reclassified the majority of the assets and liabilities and the operating results associated with the AMS business as discontinued operations. Certain of AMS’s assets and liabilities, primarily with respect to its product liability accrual for all known pending and estimated future claims related to vaginal mesh cases, the related Qualified Settlement Funds and certain intangible and fixed assets, are not classified as held for sale based on management’s current expectation that these assets and liabilities will remain with the Company subsequent to sale. This has been reflected in this prospectus supplement, as well as in the audited financial statements and other financial information included in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2015, and the unaudited condensed financial statements and other financial information included in the First Quarter 2015 Form 10-Q (as defined below), each of which is incorporated by reference in this prospectus supplement. Except as otherwise stated, the documents incorporated by reference herein, including our 2014 Annual Report on Form 10-K, have not been recast to reflect the reclassification. As a result, there is limited comparability between the information that has been recast and the information that has not been recast.

Non-GAAP Financial Measures

Adjusted EBITDA, combined adjusted EBITDA and adjusted gross margin presented in this prospectus supplement are supplemental measures of performance that are not required by or presented in accordance with GAAP. See footnotes included in “Summary—Summary Consolidated Financial Data of Endo” and “Summary—Summary Consolidated Financial Data of Par” in this prospectus supplement for the definitions of such non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures. Adjusted EBITDA, combined adjusted EBITDA and adjusted gross margin have limitations as analytical tools, and you should not consider them in isolation from, or as substitutes for analysis of, results as reported under GAAP.

Adjusted EBITDA, combined adjusted EBITDA and adjusted gross margin should not be considered as measures of discretionary cash available to invest in our business or reduce indebtedness. We rely primarily on our GAAP results and are using such non-GAAP financial measures only supplementally.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.endo.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the completion of this offering. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2015, January 15, 2015, January 20, 2015 (relating to the settlement of certain litigation), January 20, 2015 (announcing the commencement of an offering of senior unsecured notes), January 21, 2015, January 27, 2015, January 29, 2015, March 4, 2015, March 11, 2015, April 30, 2015, May 18, 2015, May 21, 2015, June 2, 2015 (risk factors relating to Par), June 2, 2015 (recast Endo audited financial statements and other financial information for discontinued operations) and June 2, 2015 (financial statements of Par and Auxilium, and Endo pro forma condensed combined financial information), and Form 8-K/A filed with the SEC on January 30, 2015; and

•	the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You should direct requests for documents by writing to:

Endo International plc

First Floor, Minerva House, Simmonscourt Road

Ballsbridge, Dublin 4, Ireland

Tel.: 011-353-1-268-2000

Attention: Secretary

No person is authorized to give any information or represent anything not contained in this prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). These statements, including statements regarding the Acquisition, estimates of future revenues, future expenses, future net income and future net income per share, contained in Exhibit 99.1 (Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations) of the Current Report on Form 8-K Filed with the SEC on June 2, 2015 (the “Financial Statements Form 8-K”) and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the First Quarter 2015 Form 10-Q, each of which is incorporated by reference in this prospectus supplement, are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as described under the caption “Risk Factors” contained in this prospectus supplement (including with respect to the Acquisition) and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”), as supplemented and otherwise enumerated by the First Quarter 2015 Form 10-Q and our Current Report on Form 8-K filed with the SEC on June 2, 2015 (the “Par Risk Factors Form 8-K”), and in this prospectus supplement, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this prospectus supplement.

We do not undertake any obligation to update our forward-looking statements after the date of this prospectus supplement for any reason, even if new information becomes available or other events occur in the future, except as may be required under applicable securities law. You are advised, however, to consult any further disclosures we make on related subjects in our reports with the SEC and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”). Also note that, as described under the caption “Risk Factors” contained in this prospectus supplement and in Item 1A of the 2014 Form 10-K,” as supplemented and otherwise enumerated by the First Quarter 2015 Form 10-Q and the Par Risk Factors Form 8-K, we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business and the business of Par. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

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SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our Ordinary Shares. You should read this entire prospectus supplement carefully, including the section entitled “Risk Factors,” the accompanying prospectus and the documents that we incorporate by reference into the prospectus supplement and the accompanying prospectus, before making an investment decision. For a more complete description of our business, see the “Business” section of the 2014 Form 10-K incorporated by reference herein. Unless the context otherwise requires, (a) “Endo,” “the Company,” “we,” “our,” “us” or similar terms mean Endo Health Solutions Inc. and its subsidiaries prior to February 28, 2014 and Endo International plc and its subsidiaries thereafter, (b) “EHSI” means Endo Health Solutions Inc. and its subsidiaries, (c) “Par” means Par Pharmaceutical Holdings, Inc. and its subsidiaries and (d) “pro forma” mean on a pro forma basis, giving effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Company

Endo is an Ireland-domiciled, global specialty pharmaceutical company focused on branded and generic pharmaceuticals. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of branded and generic drugs to meet patients’ needs. Our major subsidiary in the United States is EHSI, which is based in Malvern, Pennsylvania, and is the headquarters for our United States operations.

We regularly evaluate and, where appropriate, execute on opportunities to expand through the acquisition of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluate selective acquisition and license opportunities.

On May 18, 2015, we announced that we had entered into a definitive agreement to acquire Par, a pharmaceutical company that develops, licenses, manufactures, markets and distributes generic drugs. Par focuses on high-barrier-to-entry products that are difficult to formulate, difficult to manufacture or face complex legal and regulatory challenges. Par operates in two business segments, (i) Par Pharmaceutical, which includes generic products marketed under Par Pharmaceutical and sterile products marketed under Par Sterile Products, LLC (“Par Sterile,” formerly known as JHP Pharmaceuticals, LLC); and (ii) Par Specialty Pharmaceuticals (“Par Specialty,” formerly known as Strativa Pharmaceuticals), which markets two branded products, Nascobal® Nasal Spray and Megace® ES.

In November 2010, EHSI acquired Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals (“Qualitest”)), a leading U.S.-based privately held generics company. Qualitest provides high-quality generic pharmaceuticals. Qualitest, with the recent acquisitions of Boca Pharmacal LLC (“Boca”) in February 2014 and DAVA Pharmaceuticals, Inc. (“DAVA”) in August 2014, is the third largest U.S. generics company based on extended units sold. Qualitest’s product portfolio is comprised of over 775 products within over 140 product families. The product portfolio includes tablets, capsules, creams, ointments, suppositories, and liquids.

In June 2011, EHSI acquired American Medical Systems Holdings, Inc. (“AMS”), a provider of devices and therapies for treating male and female pelvic health conditions. On February 24, 2015, our Board of Directors approved a plan to sell the Company’s AMS business, which comprises the entirety of our Devices segment. Subsequently, the Company entered into a definitive agreement to sell the Men’s Health and Prostate Health components of the AMS business to Boston Scientific Corporation for up to $1.65 billion, with $1.6 billion in upfront cash. The Company is also eligible to receive a potential milestone payment of $50 million in cash conditioned on Boston Scientific achieving certain product revenue milestones in the Men’s Health and Prostate Health components in 2016. In addition, Boston Scientific Corporate will pay $60.0 million in exchange for 60,000 shares of Series B Non-Voting Preferred Stock issued by American Medical Systems Holdings, Inc. The preferred stock entitles the holder to dividends payable quarterly at an initial annual rate of 7.25%, which will increase by 0.25% each year on January 1, from 2018 until the rate equals 11.50%. While the preferred stock remains outstanding, American Medical Systems Holdings, Inc. will be subject to certain affirmative and negative covenants, including an obligation to maintain assets in excess of the liquidation preference of the preferred stock, and restrictions on the sale of assets and the incurrence of certain indebtedness. The preferred stock matures and becomes mandatorily redeemable in 2035. The transaction with Boston Scientific Corporation is expected to close in the third quarter of 2015, subject to customary conditions, including the expiration or termination of any applicable waiting periods under applicable competition laws. In addition, the Company is currently pursuing a sale of the Women’s Health component of the AMS business.

On October 31, 2013, Endo International plc was incorporated in Ireland as a private limited company and re-registered effective February 18, 2014 as a public limited company. It was established for the purpose of facilitating the business combination between EHSI and Paladin Labs Inc. (“Paladin”). On February 28, 2014, Endo International plc acquired all of the shares of Paladin and a subsidiary of Endo International plc merged with and into EHSI, with EHSI surviving the merger. As a result of these transactions, the former shareholders of EHSI and Paladin became the shareholders of Endo International plc, and both EHSI and Paladin became Endo International plc’s indirect wholly-owned subsidiaries.

Paladin is a specialty pharmaceutical company focused on acquiring and in-licensing innovative pharmaceutical products for the Canadian and world markets. Paladin’s key products serve growing therapeutic areas, including attention deficit hyperactivity disorder (“ADHD”), pain, urology and allergy. In addition to its Canadian operations, Paladin owns Litha Healthcare Group Limited in South Africa.

Prior to our acquisition of Paladin, we operated across our diversified businesses in four key segments, Endo Pharmaceuticals, Qualitest, AMS and HealthTronics, in key therapeutic areas including pain management, urology, oncology and endocrinology. On February 28, 2014, we announced the commencement of reporting our diversified businesses in four key segments, U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals, Devices and International Pharmaceuticals. The first three segments are aligned with the previously mentioned first three key segments, namely, Endo Pharmaceuticals, Qualitest and AMS. Our operation of the International Pharmaceuticals business commenced following the Paladin acquisition. As a result of the plan to sell the Company’s AMS business, the three remaining reportable business segments in which the Company now operates are U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals and International Pharmaceuticals. The operating results of our HealthTronics and AMS businesses are reported as Discontinued operations, net of tax in the Consolidated Statements of Operations. Our revenue associated with our HealthTronics and AMS businesses was $510.9 million in 2014. In January 2014, EHSI entered into a definitive agreement to sell our HealthTronics business and the sale was completed on February 3, 2014.

On January 29, 2015, we acquired Auxilium Pharmaceuticals, Inc. (“Auxilium”), a fully-integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specific patients’ needs. Auxilium, with a broad range of first- and second-line products across multiple indications, is an emerging leader in the men’s healthcare sector and has strategically focused its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas.

We have a portfolio of branded pharmaceuticals offered by our U.S. Branded Pharmaceuticals segment that includes established brand names such as Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Fortesta® Gel, Frova®, Supprelin® LA, Valstar®, Vantas®, Sumavel® DosePro®, Aveed®, Natesto™, XIAFLEX® and Testim®. Our branded pharmaceuticals comprised approximately 32% of our pro forma total revenues in 2014, with 4% of our pro forma total revenues coming from Lidoderm® in 2014. Our non-branded U.S. Generic Pharmaceuticals portfolio, which accounted for 60% of pro forma total revenues in 2014 (including Par), currently consists of products primarily focused in pain management through a differentiated portfolio of controlled substances and liquids. The International Pharmaceuticals segment, which accounted for 8% of pro forma total revenues in 2014, includes a variety of specialty pharmaceutical products and certain medical devices for the Canadian, Latin American, South African and world markets, which we acquired in the Paladin acquisition and Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (“Somar”), which we acquired in July 2014. Paladin’s key products serve growing therapeutic areas, including ADHD, pain, urology and allergy. Somar develops, manufactures and markets high-quality generic, branded generic and over-the-counter products across key market segments including dermatology and anti-infectives. Across all of our businesses, including Par, pro forma revenues were $4.1 billion in 2014.

Our Business Strategy

Our strategy is focused on continuing our progress in becoming a leading global specialty pharmaceutical company. Through a lean and efficient operating model, we are committed to serving patients and customers while continuing to innovate products that make a difference in the lives of patients. We strive to maximize Endo’s value by adapting to market realities and customer needs.

We are committed to driving organic growth at attractive margins by improving execution, optimizing cash flow and leveraging our strong market position, while maintaining a streamlined cost structure throughout each of our businesses. Specific areas of management’s focus include:

•	U.S. Branded Pharmaceuticals: Enhancing performance of organic growth drivers, increasing profitability from our mature brands and investing in key late-stage pipeline opportunities.

•	U.S. Generic Pharmaceuticals: Capitalizing on encouraging demand trends for a differentiated portfolio of controlled substances and liquids and more effective research and development (“R&D”) investment by targeting low-risk, high-return opportunities in generics. We believe the acquisition of Par will enhance our existing generics platform, adding scale and diversity in products, capabilities and R&D infrastructure.

•	International Pharmaceuticals: Investing in high growth business segments with durable revenue streams and where physicians play a significant role in choosing the course of therapy.

We remain committed to R&D across each business unit with a particular focus on development capabilities and near-term revenue generating assets. We also seek to identify incremental development growth opportunities through acquisitions and product licensing.

In addition to a focus on organic growth drivers, we are also actively pursuing accretive acquisitions that offer attractive cost synergies, enhance our strategic position and accelerate future growth. Since 2013, we have completed the following acquisitions: Paladin, Boca, Sumavel® DosePro® (“Sumavel”), Somar, DAVA, Natesto™ (“Natesto”), Auxilium and an authorized generic of potassium chloride oral solution.

Our Strengths

To successfully execute our strategy, we must continue to capitalize on our following core strengths:

Continuing proactive diversification of our business to become a leading global specialty pharmaceutical company.    In light of the evolving healthcare industry, we have executed a number of corporate acquisitions to diversify our business and become a leading global specialty pharmaceutical company that includes both branded and generic prescription drugs. We regularly evaluate and, where appropriate, execute on opportunities to expand through acquisitions of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluating selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

As a result of a series of strategic actions combined with strategic investments in our core business, we have redefined our position in the healthcare marketplace and successfully diversified our revenue base. Our acquisitions of Qualitest, Paladin and Auxilium have also contributed to our diversification. The acquisition of Qualitest enabled us to gain critical mass in our generics business. We believe the acquisition of Par will further build scale in generics and enhance our capabilities in complex dosage forms and R&D. These strategic acquisitions have also enabled us to expand our international presence. In 2014, 8% of our pro forma total revenues were from sources outside the U.S.

Established portfolio of branded products.    We have assembled a portfolio of branded prescription products offered by our U.S. Branded Pharmaceuticals segment to treat and manage pain and conditions in urology, oncology and endocrinology. Our branded products include: Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Frova®, Fortesta® Gel, Supprelin® LA, Vantas®, Valstar® , Sumavel® DosePro®, Aveed®, Natesto™, XIAFLEX® and Testim®.

Research and development expertise.    Our research and development efforts are focused on the development of a balanced, diversified portfolio of innovative and clinically differentiated products. Our current portfolio of assets uniquely addresses unmet needs in the areas of pain management, urology, oncology and endocrinology. Through our Qualitest business, we seek out and develop generic products with complex formulations and high barriers to market entry. Our acquisition of Par will further build our R&D capabilities, particularly in hard-to-manufacture, alternative dosage form generics. We remain committed to research and development across each business unit with a particular focus on near-term revenue generating assets with inherently lower risk profiles and clearly defined regulatory pathways. Our current R&D pipeline consists of products in various stages of development. In the United States, the U.S. Branded Pharmaceuticals segment currently has one New Drug Application (“NDA”) on file with the U.S. Food and Drug Administration (“FDA”) and the U.S. Generic Pharmaceuticals segment has approximately 90 products in various stages of development, including Abbreviated New Drug Applications (“ANDAs”). In addition, we have submitted applications for regulatory approval of various products in our international markets.

At December 31, 2014, our research and development and regulatory affairs staff, including those associated with our AMS business, consisted of 262 employees, based primarily in Minnetonka,

Minnesota, San Jose, California, Huntsville, Alabama and at our U.S. headquarters in Malvern, Pennsylvania. We also have a growing research and development presence in our global headquarters in Dublin, Ireland. Our pro forma research and development expense was $272.7 million in 2014.

Targeted sales and marketing infrastructure.    We market our branded products directly to physicians primarily in the United States through a sales force of over 600 individuals in the pharmaceutical product and device markets. We market our products to primary care physicians and specialty physicians, including those specializing in pain management, orthopedics, neurology, rheumatology, surgery, anesthesiology, urology and pediatric endocrinology. Our sales force also targets retail pharmacies and other healthcare professionals throughout the U.S. We distribute our products principally through independent wholesale distributors, but we also sell directly to retailers, clinics, government agencies, doctors and retail and specialty pharmacies. Our marketing policy is designed to assure that products and relevant, appropriate medical information are immediately available to physicians, pharmacies, hospitals, public and private payers, and appropriate healthcare professionals throughout the U.S. We work to gain access to healthcare authority, pharmacy benefit managers and managed care organizations’ formularies (lists of recommended or approved medicines and other products), including Medicare Part D plans and reimbursement lists by demonstrating the qualities and treatment benefits of our products within their approved indications.

Expanding focus on generic products.    We develop generic products including those that involve significant barriers to entry such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. We believe products with these characteristics will face a lesser degree of competition and therefore provide longer product life cycles and higher profitability than commodity generic products. Our business model continues to focus on being the lowest-cost producer of products in categories with high barriers to entry and lower levels of competition. Our U.S. Generic Pharmaceuticals segment is focused in categories where there are fewer challenges from low-cost operators in markets such as China and India, with approximately 36% of our generic product portfolio being comprised of controlled substances, which cannot be manufactured off-shore and imported into the U.S. In addition, approximately 7% of our generic product portfolio is made up of liquids, which are uneconomical to ship to the U.S. We expect to continue to improve our overall profitability by optimizing our portfolio for high volume and growth while strengthening our U.S. generics competitive position, product pipeline, portfolio and capabilities.

Cash flow from operations.    We have historically generated significant cash flow from operations due to a unique combination of strong brand equity and attractive margins. While we expect our core business to continue to generate significant cash flow from operations, we expect these cash flows to be adversely impacted by certain payments related to mesh legal settlements. For the year ended December 31, 2014, we generated $337.8 million of cash from operations. We expect to continue to maintain sufficient liquidity to give us flexibility to make strategic investments in our business. As of March 31, 2015, after giving effect to the Transactions, we would have had $421.4 million of cash and cash equivalents and marketable securities and up to approximately $998.1 million of availability under both the revolving credit facility (the “Revolving Credit Facility”) and the Existing Credit Agreement (as defined below). In April 2015, we borrowed approximately $175.0 million under the Revolving Credit Facility, primarily for the purpose of settling the 1.75% Convertible Subordinated Notes and for payments relating to our vaginal mesh litigation.

Experienced and dedicated management team.    Our senior management team has a proven track record of building businesses through licensing and acquisitions. Their expertise has contributed to identifying and consummating such acquisitions. Since February 2013, members of our management team have led the consummation of eight acquisitions (Boca, Paladin, Sumavel, Somar, DAVA, Natesto, Auxilium and an authorized generic of potassium chloride oral solution) and most recently have entered into a definitive agreement to acquire Par.

The Transactions

Par Overview

Par is a specialty pharmaceutical company that develops, manufactures and markets innovative and cost-effective pharmaceuticals that help improve patient quality of life. Par has a generics portfolio of approximately 95 products across an extensive range of dosage forms and delivery systems, including immediate and extended release oral solids (tablets, orally disintegrating tablets, capsules and powders), injectables, nasal sprays, ophthalmics (which are sterile pharmaceutical preparations administered for ocular conditions) and transdermal patches (which are medicated adhesive patches designed to deliver the drug through the skin).

Par operates in two business segments, Par Pharmaceutical, which includes generic products marketed under Par Pharmaceutical and sterile products marketed under Par Sterile and Par Specialty. Par Pharmaceutical offers a line of high-barrier-to-entry generic drugs, while Par Specialty provides niche, innovative brands. Par Sterile develops, manufactures and markets both branded and generic aseptic injectable pharmaceuticals.

Par is currently a privately-held company that was acquired through a take-private transaction by an affiliate of TPG Capital, L.P. (“TPG”) in 2012.

Transaction Rationale

We believe the Acquisition will create a leading specialty pharmaceutical company with a generics business that is one of the industry’s fastest growing (as measured by an 18% compound annual growth rate in revenue for the combined company over the three-year period ended December 31, 2014, which includes the effects of acquisitions completed by Endo and Par during the period.) and among the top five as measured by combined U.S. sales for the year ended December 31, 2014. It is also expected to help drive long-term revenue growth for Endo.

Acquisition Reshapes Generic Pharmaceuticals Landscape While Transforming Endo’s Platform for Future Growth.    With the addition of Par’s product portfolio and R&D pipeline, our already rapidly growing generics business unit is expected to become one of the largest and fastest growing in the industry, with strong revenue growth over the long-term and a broad product pipeline. The transaction is also expected to help drive strong growth for our overall business, expanding our corporate scope, size and future mergers and acquisitions (“M&A”) potential.

Differentiated, High Margin Generics Business Diversifies Portfolio and Capabilities.    Par’s sales are primarily from products with limited competition. Over 65% of Par’s sales come from specialized delivery generics. The Par portfolio includes approximately 95 products in multiple dosage forms and delivery systems, including oral solids, oral suspensions, injectables and high barrier-to-entry products. Par focuses on complex products that are difficult to manufacture and/or present complex legal and regulatory challenges. Nearly two thirds of Par’s gross margin is from products with two or fewer competitors. As a result, the company’s product portfolio is highly profitable with increasing adjusted gross margins. The Acquisition enhances our R&D, manufacturing and distribution capabilities across these high-value, complex products.

R&D Pipeline Provides Attractive Long-Term Opportunity.    Par offers a strong and highly specialized pipeline consisting of more than 200 ANDAs, 115 of which were filed with the FDA as of December 31, 2014. 38 of the filed ANDAs are potential first-to-file or first-to-market opportunities and approximately 55 percent of the overall development portfolio consists of Paragraph IV opportunities. We expect that the Par R&D pipeline could generate approximately 20 to 25 ANDA filings each year in 2015, 2016 and 2017. Currently anticipated launches in 2016 include generic versions of Seroquel® XR, Crestor® and Zetia®.

Significant Financial Synergies.    Given the complementary nature of the companies’ generics portfolios and operations, we estimate the Acquisition will generate $175 million in financial synergies that we expect to realize within the first 12 months following the completion of the transaction, while strategically preserving investment in the R&D pipeline to help drive long-term organic growth.

Strong Financial Profile Drives Shareholder Value.    Following the completion of the Acquisition, we expect to have an even stronger financial profile with enhanced cash flow and improved financial flexibility to continue to execute on our corporate strategy.

Continued Execution by, and Development of, Leadership Team Expected to Position Endo to Achieve Goals.    Endo continues to deliver on its corporate strategy to build a leading global specialty pharmaceutical company and, ultimately, improving lives while creating value. The Acquisition moves Endo forward in its focus on maximizing the value of each of its core businesses, participating in business areas that offer significant growth and favorable margins and transforming its operating model to maximize growth potential and cash flow generation. The Acquisition also adds to the leadership team at Endo, bringing the proven experience and expertise of Paul Campanelli, Chief Executive Officer of Par, to lead and grow our generics business.

Robust Cash Flow Generation and Prudent Financing Structure.    The Acquisition’s financing structure consists of approximately 18 million Ordinary Shares (the “Equity Consideration”) and $6.50 billion in cash consideration (the “Cash Consideration”) to Par stockholders. We intend to fund the Cash Consideration through the proceeds of this offering, borrowings under the Incremental Facilities (or the New Facilities, and if applicable, the Asset Sale Bridge Facility and the Senior Bridge Facility), the net proceeds of the Senior Notes issuance and cash on hand. The structure allows for future financial flexibility and continued execution of Endo’s M&A strategy.

The Acquisition

On May 18, 2015, the Company, Par, our subsidiaries, Endo Limited, Endo Health Solutions Inc., Hawk Acquisition Ireland Limited and Merger Sub, and Shareholder Representative Services LLC, solely as representative of the Par stockholders, entered into the Merger Agreement. The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into Par, with Par continuing as the surviving corporation. Pursuant to the Merger Agreement, Par will become our indirect wholly-owned subsidiary for consideration of approximately 18 million Ordinary Shares and $6.50 billion in cash (including the repayment and assumption of Par’s existing debt).

The Acquisition is expected to close in the second half of 2015 and is subject to regulatory approval in the United States and certain other jurisdictions and other customary closing conditions.

Financing of the Acquisition

Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Bank of America, N.A., Credit Suisse AG, Citigroup Global Markets, Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, DNB Capital LLC, Sumitomo Mitsui Banking Corporation, SunTrust Bank, Toronto Dominion (Texas) LLC, TD Bank, N.A. and The Bank of Tokyo Mitsubishi UFJ, Ltd.(collectively, the “Lenders”) have committed to provide (i) a senior secured term loan “B-1” facility (the “B-1 Facility”) in an aggregate principal amount of up to $1,500.0 million; (ii) a senior secured term loan “B-2” facility (the “B-2 Facility”, and together with the B-1 Facility, the

“B Facilities”)) in an aggregate principal amount of up to $3,500.0 million; (iii) a senior secured revolving credit facility (the “New Revolving Facility”, and together with the B Facilities, the “New Facilities”) in an aggregate principal amount of up to $1,000.0 million; (iv) an unsecured senior bridge facility (the “Senior Bridge Facility”) in an aggregate principal amount of up to $2,275.0 million; and (v) a senior secured bridge loan facility (the “Asset Sale Bridge Facility”) in an aggregate amount of up to $1,000.0 million, on the terms and subject to the conditions set forth in the amended and restated commitment letter, dated as of June 2, 2015, executed by each Lender, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, DNB Markets, Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Endo Limited (the “Debt Commitment Letter”). The financing commitments of the Lenders are subject to various terms and conditions set forth in the Debt Commitment Letter.

We intend to amend (the “Amendment”) our existing credit agreement, dated as of February 28, 2014 (the “Existing Credit Agreement”), among Endo Luxembourg Finance Company I S.à r.l. (the “Lux Borrower”) and Endo LLC (together with the Lux Borrower, the “Borrowers”), Endo Limited, Endo Management Limited, Endo Luxembourg Holding Company S.à r.l., the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”), collateral agent, issuing bank and swingline lender, to, among other things, permit the Acquisition and related transactions and permit the following incremental facilities (the “Incremental Facilities”): (i) an incremental revolving facility (the “Incremental Revolving Facility”) in an aggregate principal amount of up to $250 million; (ii) one or more incremental term loan B facilities (the “Incremental Term Loan B Facilities”) in an aggregate principal amount of up to $5,000 million, which will refinance our existing Term Loan B Facility under the Existing Credit Agreement (the “Existing Term Loan B Facility”), and (iii) an incremental facility in the form of the Asset Sale Bridge Facility. If the consent of the required lenders under the Existing Credit Agreement (the “Required Consent”) is obtained with respect to the Amendment, we intend to borrow under the Incremental Facilities pursuant to customary incremental assumption agreements. If the Required Consent is not obtained with respect to the Amendment, the Lenders have agreed to provide the New Facilities and the Asset Sale Bridge Facility in lieu thereof pursuant to one or more credit or loan agreements. If the sale of the AMS Men’s and Prostate Health businesses closes on or prior to the consummation of the Acquisition, we will not incur borrowings under the Asset Sale Bridge Facility.

In connection with the Acquisition, we also intend to issue new senior notes (the “Senior Notes”) up to an aggregate amount of $2,235.0 million. The aggregate principal amount of Senior Notes and Incremental Term Loan B Facilities actually incurred may differ from that assumed herein. To the extent we issue less than $2,235.0 million in equity pursuant to this offering and Senior Notes combined, we intend to borrow the remainder pursuant to the Senior Bridge Facility. We expect to use the net proceeds of this offering, together with borrowings under the Incremental Facilities (or the New Facilities, and if applicable, the Asset Sale Bridge Facility and the Senior Bridge Facility), the net proceeds of the Senior Notes issuance and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under the Par Credit Facilities, (iii) the Redemption (as defined below), (iv) the refinancing of the Existing Term Loan B Facility (or, if applicable, repayment of all outstanding loans and termination of commitments under the Existing Credit Agreement) and (v) certain fees and expenses related to the Transactions. We refer to any debt financing that we expect to incur to effect the foregoing as the “Debt Financings.” The foregoing description and any other information regarding the Debt Financings is included herein solely for informational purposes. The Debt Financings are not part of the offering to which this prospectus supplement relates. The Senior Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities in such Debt Financings. We intend to use any remaining proceeds from this offering for general corporate purposes, including acquisitions and debt repayments.

The amount and terms of the Debt Financings will be subject to market conditions. There can be no assurance that we will be able to complete any Debt Financings on terms and conditions acceptable to us. This offering is not contingent on the consummation of the Debt Financings, and the Debt Financings are not contingent upon completion of this offering.

Completion of this offering is not contingent upon the closing of the Debt Financings or the completion of the Acquisition.

We cannot assure you that we will complete the Acquisition, the Debt Financings or any of the other financing transactions on the terms contemplated by this prospectus supplement or at all.

Par Senior Notes and Repayment of Par Credit Facilities

Par Pharmaceutical Companies, Inc., a wholly-owned subsidiary of Par, issued its 7.375% Senior Notes due 2020 (the “Par Senior Notes”) pursuant to an indenture (as supplemented, the “Par Indenture”) dated as of September 28, 2012, among Par Pharmaceutical Companies, Inc., certain of its subsidiaries party thereto, as guarantors, and Wells Fargo Bank, National Association, as trustee. As of March 31, 2015, the outstanding principal amount of the Par Senior Notes was $490.0 million. We intend to redeem and/or satisfy and discharge all of the outstanding Par Senior Notes at closing of the Acquisition, at a price of 100% of principal plus an estimated call premium of $44.4 million (assuming a redemption date of March 31, 2015), plus accrued and unpaid interest (the “Redemption”).

Par, as co-borrower, entered into a Credit Agreement, dated as of September, 28, 2012 (as amended, restated, supplemented or otherwise modified, the “Par Credit Agreement”), among Par Pharmaceutical Companies, Inc. (and Sky Growth Acquisition Corporation (which merged into and with Par Pharmaceutical Companies, Inc. on the closing of the Par Credit Agreement)), as parent borrower, Sky Growth Intermediate Holdings II Corporation, as holdings, Bank of America, N.A., as administrative agent, and the other lenders party thereto. The Par Credit Agreement provides for (i) a $1.875 billion senior secured term loan B facility and (ii) a $150 million senior secured revolving credit facility (collectively, the “Par Credit Facilities”). As of March 31, 2015, the aggregate principal amount outstanding under the Par Credit Facilities was $1,856 million. We intend to repay all of the outstanding borrowings under the Par Credit Facilities at closing of the Acquisition.

We refer to the Acquisition and the related transactions, including this offering, the borrowings under the Incremental Facilities (or if the Required Consent for the Amendment is not obtained, the New Facilities), the issuance and sale of the Senior Notes (or in lieu thereof, the Senior Bridge Facility), the repayment or redemption of existing indebtedness of Par (including the Par Senior Notes and the Par Credit Facilities), the refinancing of the Existing Term Loan B Facility and the payment of any related fees and expenses, as the “Transactions.”

Recent Developments

On April 15, 2015, we settled the conversions of the 1.75% Convertible Subordinated Notes by delivering cash and Ordinary Shares and paid cash for any 1.75% Convertible Subordinated Notes that matured without being converted. The consideration paid or delivered by us in connection with the conversion or maturity of the 1.75% Convertible Subordinated Notes consisted of an aggregate cash payment of $99.5 million and the delivery of approximately 2.3 million Ordinary Shares. In connection with these conversions, we received approximately 2.3 million Ordinary Shares from the counterparty to a call option we entered into in connection with the issuance of the 1.75% Convertible Subordinated Notes, and such Ordinary Shares were subsequently canceled. Subsequent to April 15, 2015, there were no remaining 1.75% Convertible Subordinated Notes outstanding.

On May 22, 2015, following the maturity of the 1.75% Convertible Subordinated Notes, we entered into an agreement to terminate the warrant transaction (the “Warrant Transaction”) that had been entered into in connection with the issuance of such notes in exchange for our agreement to deliver to the warrant counterparty approximately 1.8 million Ordinary Shares. The Warrant Transaction is expected to settle on or about June 4, 2015, with the final number of Ordinary Shares.

The Offering

Issuer	Endo International plc

Offering	$1.75 billion of Ordinary Shares (or approximately $2.013 billion of Ordinary Shares if the underwriters exercise in full their option to purchase additional Ordinary Shares).

Ordinary Shares to be outstanding after the offering	199.6 million of our Ordinary Shares (or 202.7 million of our Ordinary Shares if the underwriters exercise in full their option to purchase additional Ordinary Shares).

Use of Proceeds	We expect to use the net proceeds of this offering, together with borrowings under the Incremental Facilities (or the New Facilities, and if applicable, the Asset Sale Bridge Facility and the Senior Bridge Facility), the net proceeds of the Senior Notes issuance and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under the Par Credit Facilities, (iii) the Redemption, (iv) the refinancing of the Existing Term Loan B Facility (or, if applicable, repayment of all outstanding loans and termination of commitments under the Existing Credit Agreement) and (v) certain fees and expenses related to the Transactions. We intend to use any remaining proceeds for general corporate purposes, including acquisitions and debt repayments. There can be no assurance that the Acquisition or any of the other Transactions will be consummated on the terms described herein, or at all. If the Acquisition is not consummated, we intend to use the proceeds of the offering, net of certain fees and expenses, for general corporate purposes, including acquisitions and debt repayment. See “Use of Proceeds.

Certain underwriters and/or their affiliates are lenders under the Existing Term Loan B Facility, the Par Credit Agreement, holders of the Par Senior Notes and/or acting as an advisor to Par and Endo in connection with the Acquisition and, therefore, may receive a portion of the proceeds of this offering if the Transactions are consummated. See “Underwriting.”

Dividend Policy	While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our Ordinary Shares. In addition, our existing debt instruments restrict or prevent us from paying dividends on our Ordinary Shares. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our Ordinary Shares.

Listing	Our Ordinary Shares are listed for trading on NASDAQ under the symbol of “ENDP” and the TSX under the symbol “ENL.”

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Offered Shares.

Lock-Up	We and each of our directors and executive officers have agreed with the underwriters not to, subject to certain exceptions, sell, transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares without the prior written consent of Goldman, Sachs & Co. through the date 90 days after the date of the final prospectus with respect to us and 60 days after the date of the final prospectus with respect to our directors and executive officers (the “Lock-Up Agreements”).

The number of Ordinary Shares that will be outstanding after this offering is based on 178.8 million Ordinary Shares outstanding as of June 1, 2015, and assumes the sale of $1.75 billion of Ordinary Shares at an assumed offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015. Such number does not include (1) approximately 18 million Ordinary Shares we expect to issue to existing Par stockholders in connection with the consummation of the Acquisition or (2) approximately 1.8 million Ordinary Shares that we expect to issue to terminate the Warrant Transaction. As of June 1, 2015, there were 7,379,389 Ordinary Shares available for future grants under our incentive plans.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase $262.5 million of Ordinary Shares.

Endo Summary Consolidated Financial Data

The following tables set forth summary consolidated financial information and other financial data for Endo International plc (and for its predecessor entity, EHSI) for the periods ended and as of the dates indicated below. They should be read along with (i) our audited consolidated financial statements, including the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Financial Statements Form 8-K, in each case incorporated by reference into this prospectus supplement and (ii) our unaudited condensed consolidated financial statements, including the related notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the First Quarter 2015 Form 10-Q, incorporated by reference into this prospectus supplement.

The summary consolidated financial data as of December 31, 2013 and 2014 and for the years ended December 31, 2012, 2013 and 2014 set forth below are derived from our audited consolidated financial statements, for the periods indicated, which statements are incorporated by reference herein. The summary consolidated balance sheet data as of December 31, 2012 set forth below are derived from the audited consolidated financial statements of EHSI, the predecessor entity of Endo International plc, which statements are not included herein.

The summary consolidated financial data for the three months ended March 31, 2014 and as of and for the three months ended March 31, 2015 are derived from our unaudited condensed consolidated financial statements which statements are incorporated by reference herein. Our unaudited condensed consolidated financial statements for the three months ended March 31, 2014 and as of and for the three months ended March 31, 2015 incorporated by reference in this prospectus supplement have not been audited by an independent registered public accounting firm. Except for Combined adjusted EBITDA, the summary consolidated financial data for the twelve months ended March 31, 2015 are derived by adding the applicable financial data from our audited consolidated financial statements for the year ended December 31, 2014 with the applicable financial data from our unaudited condensed consolidated financial statements for the three months ended March 31, 2015 and subtracting the applicable financial data from our unaudited condensed consolidated financial statements for the three months ended March 31, 2014. Combined adjusted EBITDA for the twelve months ended March 31, 2015 is prepared by summing the following items for the twelve months ended March 31, 2015: (1) Endo’s adjusted EBITDA, (2) Par’s adjusted EBITDA, (3) adjusted EBITDA from previous acquisitions as if they occurred at the beginning of the period, a component of which is the anticipated cost savings and synergies related to these acquisitions expected to be achieved on a run-rate basis within twelve months of each respective acquisition, and (4) cost savings and synergies that we expect to achieve in connection with the Par acquisition.

	Consolidated Year Ended December 31,			Consolidated Three Months Ended March 31,		Twelve Months Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Statement of Operations Data:
Total Revenues	$2,311,249	$2,124,681	$2,380,683	$470,842	$714,128	$2,623,969
Costs and Expenses:
Cost of revenues	973,045	886,603	1,231,497	212,679	384,266	1,403,084
Selling, general and administrative	598,948	574,313	567,986	160,066	211,578	619,498
Research and development	161,365	97,465	112,708	30,946	17,897	99,659
Patent litigation settlement, net	85,123	—	—	—	—	—
Litigation-related and other contingencies	224,425	9,450	42,084	—	13,000	55,084
Asset impairment charges	72,551	32,011	22,542	—	7,000	29,542
Acquisition-related items and integration items, net	18,432	7,614	77,384	45,269	34,640	66,755

Operating income (loss) from continuing operations	177,360	517,225	326,482	21,882	45,747	350,347

Interest expense, net	182,815	173,606	227,114	53,392	73,139	246,861
Net loss on extinguishment of debt	7,215	11,312	31,817	9,596	980	23,201
Other (income) expense, net	(621)	(53,059)	(32,324)	(6,408)	(11,995)	(37,911)

Income (loss) from continuing operations before income tax	(12,049)	385,366	99,875	(34,698)	(16,377)	118,196

Income tax	38,822	143,742	38,267	12,703	(166,869)	(141,305)

Income (loss) from continuing operations	(50,871)	241,624	61,608	(47,401)	150,492	259,501

Discontinued operations, net of tax	(637,150)	(874,038)	(779,792)	(385,877)	(226,210)	(620,125)

Consolidated net income (loss)	(688,021)	(632,414)	(718,184)	(433,278)	(75,718)	(360,624)

Less: Net income attributable to noncontrolling interests	52,316	52,925	3,135	3,634	—	(499)

Net income (loss) attributable to Endo International plc	$(740,337)	$(685,339)	$(721,319)	$(436,912)	$(75,718)	$(360,125)

Basic and Diluted net income (loss) per share attributable to Endo International plc:
Continuing operations—basic	$(0.44)	$2.13	0.42	$(0.37)	$0.89	$1.65
Discontinued operations—basic	(5.96)	(8.18)	(5.33)	(3.04)	(1.34)	(3.94)

Basic	$(6.40)	$(6.05)	$(4.91)	$(3.41)	$(0.45)	$(2.29)

Continuing operations—diluted	$(0.44)	$2.02	$0.40	$(0.37)	$0.85	$1.58
Discontinued operations—diluted	(5.96)	(7.74)	(5.00)	(3.04)	(1.28)	(3.77)

Diluted	$(6.40)	$(5.72)	$(4.60)	$(3.41)	$(0.43)	$(2.19)

Weighted average shares—basic	115,719	113,295	146,896	128,135	169,653	157,276
Weighted average shares—diluted	115,719	119,829	156,730	128,135	176,825	164,596

	Consolidated Year Ended December 31,			Consolidated Three Months Ended March 31,		Twelve Months Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$733,879	$298,517	$337,776	$(246,943)	$(89,808)	$494,911
Investing activities	(88,467)	(883,639)	(771,853)	641,799	(930,484)	(2,344,136)
Financing activities	(645,547)	579,525	302,857	102,402	996,861	1,197,316
Purchases of property, plant and equipment	99,818	96,483	80,425	20,837	17,189	76,777
Other Financial Data:
Depreciation and amortization	180,414	165,683	261,376	56,978	108,035	312,433
Adjusted EBITDA	$988,139	$885,130	$989,095	$142,735	$304,933	$1,151,293

	Consolidated As of December 31,			Consolidated As of March 31, 2015
	2012	2013	2014
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$529,689	$526,597	$408,753	$377,461
Total assets	6,568,559	6,571,856	10,909,616	14,145,677
Long-term debt, less current portion, net	3,035,031	3,323,844	4,202,356	5,386,547
Total debt(2)	3,228,456	3,775,652	4,362,390	5,549,717
Net debt(3)	2,698,767	3,249,055	3,953,637	5,172,256
Stockholders’ equity	1,133,206	585,216	2,408,213	4,139,716

For the Twelve Months Ended March 31, 2015
(in thousands)
Combined Financial Data:
Combined adjusted EBITDA(1)(4)	$1,909,438

(1)	Adjusted EBITDA, and Combined adjusted EBITDA are non-GAAP financial measures. We define Adjusted EBITDA as net income attributable to Endo International plc before interest expense, net, income tax, and depreciation and amortization, further adjusted by excluding:

•	other expense (income), net;

•	loss on extinguishment of debt;

•	stock-based compensation;

•	inventory step-up;

•	asset impairment charges;

•	acquisition-related and integration items;

•	accrual for payment to Impax Laboratories, Inc. (“Impax”) related to sales of Opana® ER;

•	patent litigation settlement, net;

•	certain litigation-related charges;

•	upfront and milestone payments;

•	cost and expenses related to cost reduction initiatives;

•	charges related to the non-recovery of certain non-trade receivables and for an additional year of the branded prescription drug fee in accordance with IRS regulations issued in the third quarter of 2014;

•	discontinued operations, including HealthTronics and AMS, net of tax, and net income attributable to noncontrolling interests, related primarily to HealthTronics, which was divested on February 3, 2014; and

•	excise taxes related to the reimbursement of directors’ and certain employees’ excise tax liabilities pursuant to Section 4985 of the Internal Revenue Code, substantially all of which was advanced in December, 2014.

Combined adjusted EBITDA is the summation of (1) Endo’s adjusted EBITDA, (2) Par’s adjusted EBITDA, (3) adjusted EBITDA from previous acquisitions as if they occurred at the beginning of the period, a component of which is the anticipated cost savings and synergies related to these acquisitions expected to be achieved on a run-rate basis within twelve months of each respective acquisition, and (4) cost savings and synergies that we expect to achieve in connection with the Par acquisition.

We believe that adjusted EBITDA and Combined adjusted EBITDA are useful tools for investors and other users of our financial statements in assessing our ability to service and/or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. We believe that the most directly comparable GAAP measure to adjusted EBITDA and Combined adjusted EBITDA is net income (loss) attributable to Endo International plc.

Adjusted EBITDA and Combined adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of the limitations of adjusted EBITDA and Combined adjusted EBITDA are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and Combined adjusted EBITDA do not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may not use adjusted EBITDA and Combined adjusted EBITDA or may calculate adjusted EBITDA and Combined adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Adjusted EBITDA and Combined adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, as alternatives to net income (loss) attributable to Endo International plc or operating income (loss) from continuing operations or as an indicator of operating performance. In addition combined adjusted EBITDA includes cost savings and synergies that the Company may not be able to achieve.

The reconciliation between net income (loss) attributable to Endo International plc and Adjusted EBITDA and Combined adjusted EBITDA is as follows for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Net income (loss) attributable to Endo International plc	$(740,337)	$(685,339)	$(721,319)	$(436,912)	$(75,718)	$(360,125)
Income tax	38,822	143,742	38,267	12,703	(166,869)	(141,305)
Interest expense, net	182,815	173,606	227,114	53,392	73,139	246,861
Depreciation and amortization	180,414	165,683	261,376	56,978	108,035	312,433
Other (income) expense, net	(621)	(53,059)	(32,324)	(6,408)	(11,995)	(37,911)
Loss on extinguishment of debt	7,215	11,312	31,817	9,596	980	23,201
Stock-based compensation	43,567	31,914	26,839	5,800	12,121	33,160
Inventory step-up(a)	—	—	65,582	3,581	39,916	101,917
Asset impairment charges	72,551	32,011	22,542	—	7,000	29,542
Acquisition-related and integration items(b)	18,432	7,614	77,384	45,269	34,640	66,755
Accrual for payment to Impax related to sales of Opana® ER	102,000	—	—	—	—	—
Patent litigation settlement, net(c)	85,123	—	—	—	—	—
Certain litigation-related charges(d)	224,425	9,450	42,084	—	13,000	55,084
Upfront and milestone payments(e)	60,778	29,703	51,774	11,155	2,667	43,286
Cost reduction initiatives(f)	23,489	91,530	25,760	(1,930)	41,807	69,497
Other charges(g)	—	—	34,972	—	—	34,972
Discontinued operations, net of tax(h)	637,150	874,038	779,792	385,877	226,210	620,125
Net income attributable to noncontrolling interests(i)	52,316	52,925	3,135	3,634	—	(499)
Excise tax adjustment(j)	—	—	54,300	—	—	54,300

Adjusted EBITDA	$988,139	$885,130	$989,095	$142,735	$304,933	$1,151,293

Adjustments related to previous acquisitions(k)						175,000
Par adjusted EBITDA(l)						488,145
Estimated cost savings and synergies relating to the acquisition of Par(m)						95,000

Combined adjusted EBITDA						$1,909,438

(a)	Represents aggregate charges resulting from recording acquired inventory at its estimated fair value in connection with our acquisitions of Paladin, Litha, Boca, DAVA, Somar and Auxilium.
(b)	Primarily consists of transaction fees, including legal, separation, integration and other expenses, for our acquisitions of Qualitest, Paladin, Litha, Boca, DAVA, Sumavel, Somar and Auxilium.
(c)	Activity related to the Settlement and License Agreement among Endo Pharmaceuticals Inc. and Teikoku, on the one hand, and Watson, on the other hand, entered into May 28, 2012.
(d)	Includes charges for litigation-related and other contingencies, including a 2012 charge related to the United States Department of Justice investigation into marketing of Lidoderm®, charges related to state drug price and claims related to the manufacture and sale of Fluoride tablets brought by governmental authorities.
(e)	Represents actual payments made by us with respect to the development and commercialization of certain assets we acquired.
(f)	Represents certain costs and separation benefits incurred in connection with continued efforts to enhance our cost structure and operations.
(g)	Charges related to non-recovery of certain non-trade receivables and for an additional year of the branded prescription drug fee in accordance with IRS regulations issued in the third quarter of 2014.
(h)	Includes the AMS business, currently classified as discontinued operations, and HealthTronics, which was divested on February 3, 2014.
(i)	Represents the portion of net income attributable to non controlling interests from consolidated entities in which the Company’s ownership interest is less than 100%.

(j)	Adjustment for excise taxes related to the reimbursement of directors’ and certain employees’ excise tax liabilities pursuant to Section 4985 or the Internal Revenue Code, substantially all of which was advanced in December, 2014.
(k)	Adjustments to include adjusted EBITDA from previous acquisitions as if they occurred at the beginning of the period, a component of which is the anticipated cost savings and synergies related to these acquisitions expected to be achieved on a run-rate basis within twelve months of each respective acquisition.
(l)	For a reconciliation of Par’s adjusted EBITDA to Par’s net income (loss), the most comparable GAAP financial measure, see footnote 1 under “Summary—Summary Consolidated Financial Data of Par.” Endo’s method of calculating its adjusted EBITDA differs from Par’s method of calculating its adjusted EBITDA and, as a result, these measures may not be comparable, although they have been used to calculate the Combined adjusted EBITDA. As such, you are cautioned not to place undue reliance on this information.
(m)	Represents the estimated amount of cost savings and synergies expected to be realized by the combined company on a run-rate basis within the first twelve months after closing of the Acquisition.
(2)	Total debt for historical periods reflects EHSI’s 7.00% Senior Notes due 2020 and 1.75% Convertible Senior Subordinated Notes due 2015 at their respective face amounts and does not include unamortized discounts for each respective period.
(3)	Net debt represents total debt, as defined above, less cash and cash equivalents.
(4)	Combined adjusted EBITDA is a non-GAAP financial measure and is not prepared on a basis consistent with the information presented in “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus supplement. In addition, Endo’s method of calculating its adjusted EBITDA differs from Par’s method of calculating its adjusted EBITDA and, as a result, they may not be comparable, although they have been used to calculate the Combined adjusted EBITDA. As such, you are cautioned not to place undue reliance on this information.

Par Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data of Par Pharmaceutical Holdings, Inc. (and for its predecessor entity, Par Pharmaceutical Companies, Inc.) for the periods ended and at the dates indicated below. Its summary consolidated financial data as of December 31, 2013 (Successor) and December 31, 2014 (Successor) and for the years ended December 31, 2013 (Successor) and December 31, 2014 (Successor) and for the period from January 1, 2012 to September 28, 2012 (Predecessor) and from July 12, 2012 (inception) to December 31, 2012 (Successor) presented in this table has been derived from its audited consolidated financial statements incorporated by reference in this prospectus supplement. It derived the summary consolidated balance sheet data presented below as of December 31, 2012 (Successor) from its unaudited consolidated financial statements that are not included in this prospectus supplement. The condensed consolidated financial data of Par for the periods as of and for the three months ended March 31, 2015 (Successor) and March 31, 2014 (Successor) presented in this table has been derived from its unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. Its historical operating results are not necessarily indicative of future operating results.

On September 28, 2012, Sky Growth Acquisition Corporation, a wholly owned subsidiary of Par Pharmaceutical Holdings, Inc., merged with and into Par Pharmaceutical Companies, Inc. (the “Merger”), which resulted in a change in basis of its assets and liabilities. Periods following the inception of Par Pharmaceutical Holdings, Inc. on July 12, 2012 are referred to as the “Successor” periods. The “Predecessor” period covers the period preceding the Merger. As a result of the Merger and the resulting change in basis of its assets and liabilities, the Predecessor and Successor period financial data is not comparable.

	Period from January 1 to September 28, 2012	Period from July 12 to December 31, 2012	Fiscal year ended December 31,		Three months ended March 31,		Twelve months ended March 31, 2015
			2013	2014	2014	2015
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	($ in thousands)
Statement of Operations Data:
Net product sales	$780,797	$237,338	$1,062,453	$1,278,106	$282,833	$353,119	$1,348,392
Other product related revenues	23,071	8,801	35,014	30,515	6,251	6,125	30,389

Total revenues	803,868	246,139	1,097,467	1,308,621	289,084	359,244	1,378,781
Cost of goods sold, excluding amortization expense	431,174	157,893	595,166	643,851	150,668	165,379	658,562
Amortization expense	30,344	42,801	184,258	185,655	44,102	48,792	190,345

Total cost of goods sold	461,518	200,694	779,424	829,506	194,770	214,171	848,907

Gross margin	342,350	45,445	318,043	479,115	94,314	145,073	529,874
Research and development	66,606	19,383	100,763	119,095	34,624	26,850	111,321
Selling, general and administrative	165,604	73,760	155,164	181,136	50,941	56,386	186,581
Intangible asset impairment	5,700	—	100,093	146,934	41,758	—	105,176
Settlements and loss contingencies, net	45,000	10,059	25,650	90,107	—	(25)	90,082
Restructuring costs	—	241	1,816	5,413	1,146	363	4,630

Total operating expenses	282,910	103,443	383,486	542,685	128,469	83,574	497,790

Loss on sale of product rights	—	—	—	(3,042)	—	—	(3,042)

Operating income (loss)	59,440	(57,998)	(65,443)	(66,612)	(34,155)	61,499	29,042
Other (expense) income, net	—	5,500	(6,213)	(3,489)	(3,989)	—	500
Interest income	424	50	87	18	14	17	21
Interest expense	(9,159)	(25,985)	(95,484)	(108,427)	(25,467)	(29,511)	(112,471)

Income (loss) before (benefit) provision for income tax	50,705	(78,433)	(167,053)	(178,510)	(63,597)	32,005	(82,908)
Provision (benefit) for income taxes	29,530	(23,727)	(61,182)	(72,993)	(24,232)	11,720	(37,041)

Net income (loss)	$21,175	$(54,706)	$(105,871)	$(105,517)	$(39,365)	$20,285	$(45,867)

Other Financial Data
Cash provided by (used in)
Operating activities	$153,760	$(54,745)	$113,045	$145,245	$89,139	$100,207	$156,313
Investing activities	(46,602)	(2,026,531)	(12,198)	(519,575)	(490,859)	(51,285)	(80,001)
Financing activities	9,205	1,841,261	(9,631)	488,690	492,200	(107,482)	(110,992)
Capital expenditure	(11,454)	(10,306)	(17,465)	(45,460)	(13,212)	(8,492)	(40,740)
Adjusted EBITDA(1)	239,853	63,519	306,872	433,804	77,182	131,523	488,145
Adjusted gross margin(2)	387,788	110,013	510,117	674,729	141,506	194,595	727,818

	Consolidated as of December 31,			Consolidated as of March 31,
	2012	2013	2014	2014	2015
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$38,864	$130,080	$244,440	$220,560	$185,880
Total assets	2,846,687	2,637,569	3,007,134	3,174,813	2,875,935
Total long-term debt, including current maturities (gross)	1,542,363	1,545,340	1,925,837	1,931,678	2,346,148
Stockholders’ equity	651,169	553,436	566,080	623,032	71,462

(1)	“Adjusted EBITDA” is a financial measure that is not defined under GAAP. We present adjusted EBITDA because we consider it an important supplemental measure of Par’s performance and we believe that it provides greater transparency into its results of operations and is frequently used by investors in the evaluation of companies in the industry. In addition, our management believes that adjusted EBITDA is a useful financial metric to assess its operating performance from period to period by excluding certain material unusual items and certain other adjustments we believe are not reflective of its ongoing operations and its performance. Adjusted EBITDA represents net (loss) income before interest expense, net, provision (benefit) for income taxes, depreciation and amortization, intangible asset impairment, restructuring costs, settlements and loss contingencies, net transaction related costs including severance, upfront and development milestones, stock-based compensation expense and certain other non-recurring, non-cash and other cash expenses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to that reported by other companies. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of its results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect its capital expenditures or future requirements for capital expenditures or contractual commitments;

•	does not reflect expenditures related to current business development and product acquisition activities, including payments due under existing agreements related to products in various stages of development or contingent payments tied to the achievement of sales milestones;

•	does not reflect changes in, or cash requirements for, its working capital needs;

•	does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on its debt;

•	excludes income tax payments that represent a reduction in cash available to it;

•	does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of its ongoing operations; and

•	may be calculated differently by other companies in its industry, thereby limiting the usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to it to meet its obligations. We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. These GAAP measurements include net (loss) income, cash flow from operating activities and other cash flow data. It has significant uses of cash flow from operating activities, including capital expenditures, interest payments, debt principal repayments, transaction related costs including severance, upfront and development milestones, taxes and other non-recurring charges, which are not reflected in adjusted EBITDA. Adjusted EBITDA should not be considered in isolation or as an alternative to net (loss) income, cash flow generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. You should therefore not place undue reliance on adjusted EBITDA or ratios calculated using this measure. Its GAAP-based measures can be found in its consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

Endo’s method of calculating its adjusted EBITDA differs from Par’s method of calculating its adjusted EBITDA and, as a result, these measures may not be comparable, although they have been used to calculate the Combined adjusted EBITDA. As such, you are cautioned not to place undue reliance on this information.

The table below reconciles net income (loss) to adjusted EBITDA for the periods presented. Adjusted EBITDA excludes the impact of discontinued operations for all periods.

	Period from January 1 to September 28, 2012	Period from July 12 to December 31, 2012	Fiscal year ended December 31,		Three months ended March 31,		Twelve months ended March 31, 2015
			2013	2014	2014	2015
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Net income (loss)	$21,175	$(54,706)	$(105,871)	$(105,517)	$(39,365)	$20,285	$(45,867)
Interest expense, net	8,735	25,935	95,397	108,409	25,453	29,494	112,450
Provision (benefit) for income taxes	29,530	(23,727)	(61,182)	(72,993)	(24,232)	11,720	(37,041)
Depreciation and amortization	44,426	50,348	207,646	213,564	50,663	57,083	219,984
Cost of goods on acquired inventory step-up(a)	4,048	21,543	6,557	9,031	2,986	—	6,045

EBITDA	107,914	19,393	142,547	152,494	15,505	118,582	255,571
Litigation and loss contingencies, net(b)	45,000	10,059	25,650	90,107	—	—	90,107
AWP and DOJ litigation costs(c)	7,757	3,110	9,131	4,269	1,676	901	3,494
Restructuring costs(d)	—	241	1,816	5,413	1,146	363	4,630
Transaction related costs including severance(e)	45,882	32,951	5,447	7,461	3,786	1,365	5,040
Upfront and development milestones(f)	10,000	350	—	—	—	—	—
Inventory write-downs related to patent litigation(g)	10,318	—	—	—	—	—	—
Intangible asset impairment(h)	5,700	—	100,093	146,934	41,758	—	105,176
Loss on sale of product rights(i)	—	—	—	3,042	—	—	3,042
Gain on sale of securities and other investments(j)	—	—	(1,122)	—	—	—	—
Cost associated with refinancing of senior term loan	—	—	1,411	7,136	7,136	—	—
Loss on debt extinguishment(k)	—	—	7,335	3,989	3,989	—	—
Gain on bargain purchase(l)	—	(5,500)	—	—	—	—	—
Stock based compensation expense(m)	7,282	2,240	9,154	8,678	942	5,213	12,949
Management fee(n)	—	675	3,611	4,000	935	1,000	4,065
Special discretionary dividend equivalent bonus	—	—	—	—	—	4,185	4,185
Other(o)	—	—	1,799	281	309	(86)	(114)

Adjusted EBITDA	$239,853	$63,519	$306,872	$433,804	$77,182	$131,523	$488,145

(a)	Represents the charge associated with acquisitions for acquired inventory which was increased to its estimated selling price, less the cost of disposal and a reasonable profit allowance for the selling effort (the “inventory step-up”), as required under GAAP. The inventory step-up was recognized into earnings based on normal inventory turns and resulted in costs above standard post-acquisition costs.
(b)

During the period from January 1, 2012 to September 28, 2012 (Predecessor), Par recorded an accrual of $45.0 million as management’s best estimate of a potential loss related to a potential global settlement with respect to an inquiry by the U.S. Department of Justice (the “DOJ”) into Par Specialty’s promotional practices in the sales and marketing of Megace® ES. In the period from July 12, 2012 (inception) to December 31, 2012 (Successor), it recorded additional estimated amounts for accrued interest and legal expenses that it is liable for paying in the final settlement. It also accrued for a contingent liability of $9.0 million related to omeprazole/sodium bicarbonate patent litigation during this period. In 2013, it recorded an incremental provision of $25.7 million related to the settlement of average wholesale price (“AWP”) litigation claims (Illinois $19.8 million, Louisiana $3.3 million, Utah $1.7 million and Kansas $0.9 million). In 2014, it recorded an incremental provision of $91.0 million related to the settlement of omeprazole/sodium bicarbonate patent litigation for $100.0 million. During 2014, it also received an arbitration award of approximately $0.9 million from a former partner related to a discontinued project.
(c)	Consists of external legal costs incurred in conjunction with its defense of the actions brought by various states and the DOJ as it relates to the AWP litigation and the promotional practices of Par Specialty’s marketing of Megace® ES.
(d)	In January 2013, Par initiated a restructuring of Par Specialty, in anticipation of entering into a settlement agreement and corporate integrity agreement (“CIA”) that terminated the DOJ ongoing investigation of Par Specialty’s marketing of Megace® ES. It reduced its Par Specialty workforce by approximately 70 people, with the majority of the reductions in the sales force. The remaining Par Specialty sales force has been reorganized into a single sales team of approximately 60 professionals that focus their marketing efforts principally on Nascobal® Nasal Spray. In connection with these actions, it incurred expenses for severance and other employee-related costs as well as the termination of certain contracts. In 2014, subsequent to the Par Sterile acquisition, it eliminated 25 redundant positions within Par Pharmaceutical and accrued severance and other employee-related costs for those employees affected by the workforce reduction. Additionally, due to a change in its product development strategy, it eliminated 36 redundant positions within its Irvine location and accrued severance and other employee-related costs for these employees affected by the workforce reduction.
(e)	Consists of transaction-related expenses incurred in connection with the acquisition of Anchen Incorporated and its subsidiary Anchen Pharmaceuticals, Inc. (collectively, “Anchen”), Par Formulations and Par Sterile as well as transaction-related expenses incurred in connection with the Merger and related transactions.
(f)	Represents the initial payments made to acquire generic ANDAs and/or distribution rights from various other pharmaceutical manufacturers prior to the product achieving legal and/or regulatory approval.
(g)	Represents the write down of certain pre-launch and commercial inventory resulting from the loss of patent litigation including omeprazole/sodium bicarbonate and omega-3 acid ethyl esters oral capsules.
(h)	During the period from January 1, 2012 to September 28, 2012 (Predecessor), Par abandoned an in-process research and development project and exited the market of a commercial product both of which were acquired in the Anchen acquisition and recorded a total corresponding intangible asset impairment of $5.7 million. During the year ended December 31, 2013, it recorded intangible asset impairments totaling approximately $100.1 million for in-process research and development (“IPR&D”) relating to classes of products and projects that were evaluated as part of the annual evaluation of indefinite lived intangible assets, as well as five products not expected to achieve their originally forecasted operating results, and it ceased selling a product that had been acquired with the divested products from the merger of Watson and Actavis Group. During the year ended December 31, 2014 it recorded intangible asset impairments totaling approximately $146.9 million related to an adjustment to the forecasted operating results for two IPR&D intangible asset groups and eight Par Pharmaceutical segment products compared to their originally forecasted operating results at date of acquisition, inclusive of one discontinued product, one partially impaired product primarily due to the contract ending with the partner and a partially impaired IPR&D project from the Par Sterile acquisition due to an adverse court ruling pertaining to related patent litigation. The estimated fair values of the assets were determined by completing updated discounted cash flow models.
(i)	It recognized a loss on the sale of product rights of $3.0 million during the fiscal year ended December 31, 2014, related to the sale of multiple ANDAs.
(j)	During the year ended December 31, 2013, it recorded a gain on sale of stock of a public pharmaceutical company of $1.1 million.
(k)	In February 2013, Par refinanced its term loan facility. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $5.9 million of the existing unamortized deferred financing costs and $1.4 million of the related $10.5 million soft call premium were written off in connection with this refinancing. In February 2014, in conjunction with its acquisition of Par Sterile, it amended certain senior facilities. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $4.0 million of the existing unamortized deferred financing costs were written off in connection with this repricing.
(l)	During the period from July 12, 2012 (inception) to December 31, 2012 (Successor), it acquired U.S. marketing rights to five generic products that were marketed by Watson or Actavis Group, as well as eight ANDAs awaiting regulatory approval at that time and a generic product in late-stage development, in connection with the merger of Watson and Actavis Group. The acquisition resulted in a bargain purchase under FASB ASC 805, Business Combinations. The purchase price of the acquisition was allocated to the assets acquired, with the excess of the fair value of assets acquired over the purchase price recorded as a gain. The gain was mainly attributed to the FTC mandated divestiture of products by Watson and Actavis Group in conjunction with the approval of the Watson and Actavis Group merger.

(m)	Represents the non-cash expense associated with stock-based compensation awards issued to various executive and non-executive employees.
(n)	In connection with the Merger and related transactions, Par entered into a management services agreement with an affiliate of TPG (the “Manager”) pursuant to such agreement, and in exchange for on-going consulting and management advisory services, the Manager receives an annual monitoring fee paid quarterly equal to 1% of EBITDA as defined under the credit agreement for the Par Credit Facilities. There is an annual cap of $4.0 million for this fee. The Manager also receives reimbursement for out-of-pocket expenses incurred in connection with services provided pursuant to the agreement. It recorded an expense of $4.0 million and $3.6 million for consulting and management advisory service fees and out-of-pocket expenses in the years ended December 31, 2014 and December 31, 2013, respectively, and $0.7 million in the period from July 12, 2012 (inception) to December 31, 2012 (Successor).
(o)	Other includes costs associated with its CIA (2013 and 2014) and additional pharmaceutical manufacturer’s fee charges recorded under PPACA due to final IRS regulations issued in 2014.
(2)	We present adjusted gross margin because we believe it is a useful indicator of Par’s operating performance and facilitates a meaningful comparison to its peers. In particular, we believe that adjusted gross margin is a useful indicator of its operating performance because adjusted gross margin measures its operating performance without regard to acquisition transaction-related amortization expenses. In addition, its management uses adjusted gross margin for planning purposes, including the preparation of its annual operating budget and assessment of performance. The table below reconciles gross margin to adjusted gross margin for the periods presented. “Adjusted gross margin” is a financial measure that is not defined under GAAP. Adjusted gross margin represents gross margin plus amortization expense, stock based compensation expense related to cost of goods, inventory write-downs related to patent litigation and cost of goods acquired on inventory step up. Adjusted gross margin does not represent and should not be considered as an alternative to gross margin, as determined by GAAP, and its calculations thereof may not be comparable to that reported by other companies.

	Period from January 1 to September 28, 2012	Period from July 12 to December 31, 2012	Fiscal year ended December 31,		Three months ended March 31,		Twelve months ended March 31, 2015
			2013	2014	2014	2015
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Gross margin	$342,350	$45,445	$318,043	$479,115	$94,315	$145,073	$529,873
Amortization expense	30,344	42,801	184,258	185,655	44,102	48,792	190,345
Stock based compensation expense related to cost of goods	728	224	902	858	89	253	1,022
Inventory write-downs related to patent litigation(a)	10,318	—	—	—	—	—	—
Cost of goods acquired on inventory step up(b)	4,048	21,543	6,557	9,031	2,986	—	6,045
Special discretionary dividend equivalent bonus	—	—	—	—	—	460	460
Other	—	—	357	70	14	17	73

Adjusted gross margin	$387,788	$110,013	$510,117	$674,729	$141,506	$194,595	$727,818

(a)	Represents the write down of certain pre-launch and commercial inventory resulting from the loss of patent litigation including omeprazole/sodium bicarbonate and omega-3 acid ethyl esters oral capsules.
(b)	Represents the charge associated with acquisitions for acquired inventory which was increased to its estimated selling price, less the cost of disposal and a reasonable profit allowance for the selling effort (the “inventory step-up”), as required under GAAP. The inventory step-up was recognized into earnings based on normal inventory turns and resulted in costs above standard post-acquisition costs.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information for the quarter ended March 31, 2015 and the fiscal year ended December 31, 2014 has been prepared by Endo and gives effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” as if they had occurred on January 1, 2014. The summary unaudited pro forma combined financial information as of March 31, 2015 has been prepared by Endo and gives effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” as if they had occurred on March 31, 2015.

The summary unaudited pro forma condensed combined financial information presented below has been adjusted to give effect to pro forma events that are (1) directly attributable to the Pro Forma Transactions (as defined in “Unaudited Pro Forma Condensed Combined Financial Information”), (2) factually supportable and (3) expected to have a continuing impact on the combined results. The summary unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial statements. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition, the summary unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with the audited consolidated financial statements of Endo, Auxilium and Par for the year ended December 31, 2014, each incorporated by reference in this prospectus supplement, and the unaudited condensed consolidated financial statements of Endo and Par as of and for the three months ended March 31, 2015, each incorporated by reference in this prospectus supplement.

The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Pro Forma Transactions been completed as of the date indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Endo and Par during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. GAAP. The accounting for the Acquisition is dependent upon certain valuations that are provisional and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the summary unaudited pro forma condensed combined financial information presented below and Endo’s future results of operations and financial position.

In addition, except as otherwise noted, the summary unaudited pro forma condensed combined financial information presented below does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, the costs to integrate the operations of Endo and Par or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Subsequent to March 31, 2015, Endo has completed certain transactions set forth under “—Recent Developments” These transactions are not directly attributable to the Acquisition and, as such, the summary unaudited pro forma condensed combined financial information presented below does not give effect to these transactions.

	Pro Forma
	Year ended December 31, 2014	Three months ended March 31, 2015
	(in thousands)
Statement of Operations Data:
Total Revenues	$4,049,450	$1,096,948
Costs and Expenses:
Cost of revenues	2,392,043	626,588
Selling, general and administrative	1,016,867	283,932
Research and development	272,671	46,543
Litigation-related and other contingencies	132,191	12,975
Asset impairment charges	189,396	7,000
Acquisition-related items and integration items, net	(9,174)	16,605

Operating income from continuing operations	$55,456	$103,305
Interest expense, net	567,298	140,492
Loss on extinguishment of debt	35,806	980
Other income, net	(29,736)	(11,983)

Loss from continuing operations before income tax	$(517,912)	$(26,184)
Income tax benefit	(206,083)	(148,394)

(Loss) income from continuing operations	(311,829)	122,210
Less: Loss from continuing operations attributable to noncontrolling interest	(399)	—

(Loss) income from continuing operations attributable to Endo International plc	$(311,430)	$122,210

Basic and Diluted (loss) income from continuing operations per share attributable to Endo International plc:
Basic	$(1.52)	$0.57
Diluted	$(1.52)	$0.55
Weighted average shares—basic	204,631	214,981
Weighted average shares—diluted	204,631	222,153

Pro Forma
As of March 31, 2015
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,054,961
Total assets	23,446,422
Long-term debt, less current portion, net	9,492,547
Total debt	9,671,410
Net debt(1)	8,616,449
Stockholders’ equity	7,407,080

As of and for the Twelve Months Ended March 31, 2015

(in thousands)
Pro Forma and Combined Financial Data:
Ratio of pro forma total debt to Combined adjusted EBITDA(2)(3)	5.1x
Ratio of pro forma net debt to Combined adjusted EBITDA(2)(3)	4.5x

(1)	Net debt represents total debt, as defined above, less cash and cash equivalents.
(2)	For a description of Combined adjusted EBITDA, see footnotes (1) and (4) under “Endo Summary Consolidated Financial Data.”
(3)	The ratios of pro forma total debt to Combined adjusted EBITDA and pro forma net debt to Combined adjusted EBITDA for the twelve months ended March 31, 2015 have been calculated based on the Combined adjusted EBITDA for the twelve months ended March 31, 2015 and the pro forma total debt and net debt, as applicable, as of March 31, 2015. Endo’s combined adjusted EBITDA includes $270 million of cost synergies from earlier acquisitions, primarily Auxilium, and the Par acquisition expected to be achieved on a run-rate basis within the first twelve months after closing of each respective acquisition.

RISK FACTORS

Any investment in our Ordinary Shares involves risks. In addition to the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”, you should carefully consider the following risks before purchasing our Ordinary Shares. In addition, you should read and consider the risks associated with our business and our recent and proposed acquisitions, including our proposed acquisition of Par, because these risks will also affect us. These risks can be found the 2014 Form 10-K and the First Quarter 2015 Form 10-Q, and incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also read and consider the other information in this prospectus supplement and the accompanying prospectus and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors included in the Par Risk Factors Form 8-K and incorporated by reference into this prospectus supplement. See “Available Information and Incorporation by Reference.”

Risks Related to the Acquisition

The Merger Agreement may be terminated in accordance with its terms and the Acquisition may not be completed.

The Merger Agreement contains a number of conditions that must be satisfied or waived to complete the Acquisition. Those conditions include, among others: expiration or termination of the waiting period under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (the “HSR Condition”), absence of any law or order which has the effect of making the Acquisition illegal or otherwise prohibiting completion of the Acquisition (the “Orders Condition”), the continued accuracy of the representations and warranties of both parties, subject to specified materiality standards, the performance in all material respects by both parties of their covenants and agreements and the absence of a material adverse change in relation to Par and Endo. If the Acquisition is not completed by November 18, 2015 (as may be extended, the “Final Date”), which may be extended under certain circumstances to February 12, 2016, either Endo or Par may choose not to proceed with the Acquisition and terminate the Merger Agreement. We cannot assure you that all of the conditions to the closing of the Acquisition will be satisfied or, if they are, as to the timing of such satisfaction. In addition, Endo or Par may elect to terminate the Merger Agreement in certain other circumstances and the parties can mutually decide to terminate the Merger Agreement at any time prior to the completion of the Acquisition.

Termination of the Merger Agreement may negatively affect us.

If the Merger Agreement is terminated, we may suffer adverse consequences, including the adverse impact on our business due to the focus of management on the Acquisition, without realizing any of the anticipated benefits of completing the Acquisition, as well as a decline in the market price for our Ordinary Shares, to the extent that the market price prior to termination reflects a market assumption that the Acquisition will be completed. Par may terminate the Merger Agreement if (i) (a) all mutual conditions to consummation of the Acquisition and all conditions of the Company to consummation of the Acquisition are satisfied, (b) we fail to consummate the Acquisition by the time required under the Merger Agreement and (c) at the time of such termination, Par is ready and willing to consummate the Acquisition; or (ii) (w) all mutual conditions to consummation of the Acquisition and all of our conditions to consummation of the Acquisition are satisfied, (x) we fail to consummate the Acquisition by the second Business Day (as defined in the Merger Agreement) prior to the Final Date and (y) at the time of such termination, Par is ready and willing to consummate the Acquisition regardless of whether the Marketing Period (as defined in the Merger Agreement) has initiated or concluded. If the Merger Agreement is terminated under the circumstances described in clauses (i) or (ii) directly above, we will be obligated to pay Par a termination fee of $750,000,000 (the “Termination Fee”). In addition, we are also obligated to pay Par the Termination Fee if the Merger Agreement is terminated because (i) a law is passed or a governmental authority of competent jurisdiction issues a final, nonappealable order making the completion of the Acquisition illegal or otherwise prohibiting completion of the Acquisition or (ii) the Final Date has occurred and at such time, the HSR Condition or the Orders Condition is not satisfied but the other mutual conditions to consummation of the Acquisition and all of our conditions to consummation of the Acquisition are satisfied. In circumstances where we have committed an Intentional Breach (as defined in the Merger Agreement), the Termination Fee will not act as a limitation upon our liability in respect of such Intentional Breach.

Obtaining required approvals necessary to satisfy the conditions to the completion of the

Acquisition may delay or prevent completion of the Acquisition.

The Acquisition is subject to closing conditions, which include the expiration or termination of the waiting period under the HSR Act. Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the Acquisition cannot be completed until notifications have been submitted and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice, and specified waiting period requirements have been satisfied. However, we cannot assure you that all of the conditions to the closing of the Acquisition will be satisfied.

While the Acquisition is pending, Endo and Par will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Acquisition on employees, customers and suppliers may have an adverse effect on Endo and Par. These uncertainties may impair Endo’s and Par’s ability to attract, retain and motivate key personnel until the Acquisition is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with Endo and Par to seek to change existing business relationships with Endo and Par. Employee retention may be challenging during the pendency of the Acquisition, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of Endo or Par, as the case may be, could be materially adversely affected. In addition, the Merger Agreement restricts Par and, to a lesser extent, Endo, from taking specified actions until the Acquisition occurs, without the consent of the other party. These restrictions may prevent Par from pursuing attractive business opportunities that may arise prior to the completion of the Acquisition.

Loss of key personnel could impair the integration of the two businesses, lead to loss of customers and a decline in revenues, adversely affect the progress of pipeline products or otherwise adversely affect the operations of Endo and Par.

The success of the combined company will depend, in part, upon its ability to retain key employees, especially during the integration phase of the businesses of Endo and Par. Current and prospective employees of Endo and Par might experience uncertainty about their future roles with Endo following completion of the Acquisition, which might materially and adversely affect Endo’s ability to retain key managers and other employees. In addition, competition for qualified personnel in the pharmaceutical industry is very intense. If Endo or Par lose key personnel or the combined company is unable to attract, retain and motivate qualified individuals or the associated costs to the combined company increase significantly, the combined company’s business could be materially and adversely affected.

Endo’s status as a foreign corporation for U.S. federal tax purposes could be affected by IRS action or a change in U.S. tax law.

On February 28, 2014, EHSI completed the acquisition of Paladin, and in connection therewith, EHSI and Paladin combined under a new company, Endo, incorporated in Ireland. A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because Endo is an Irish incorporated entity, it would generally be classified as a foreign corporation under these rules.

Section 7874 of the Internal Revenue Code, which we refer to as the Code, provides an exception to this general rule, however, under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes. Endo believes that it has satisfied the requirements under Section 7874 of the Code to be treated as a foreign corporation, taking into account any impact of both the Auxilium acquisition and the Acquisition in the analysis. There is limited guidance, however, regarding the application of Section 7874 of the Code. As a consequence, there can be no assurance that the IRS will agree with the position that Endo has satisfied the requirements under Section 7874 of the Code to be treated as a foreign corporation or that the IRS will not otherwise challenge Endo’s status as a foreign corporation. If such a challenge by the IRS were successful, significant adverse tax consequences would result for Endo.

Further, recent legislative and administrative proposals have addressed Section 7874 of the Code, some of which, if enacted, could have prospective or retroactive application to Endo, its shareholders and affiliates. Consequently, there can be no assurance that there will not exist in the future a change in law that might cause Endo to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect. If such a change in law were implemented, significant adverse tax consequences would result for Endo.

The combined company will have significantly higher levels of indebtedness than Endo and Par currently have, which will result in substantial debt and debt service obligations.

After giving effect to the Transactions, as of March 31, 2015, we would have had total debt of $10.5 billion (excluding unamortized discount of $2.6 million), consisting of $4.3 billion of secured indebtedness and $6.2 billion of other debt, and we would have had availability of $998.1 million under our Revolving Credit Facility, subject to satisfaction of certain conditions. In April 2015, we borrowed approximately $175.0 million under the Revolving Credit Facility, primarily for the purpose of settling the 1.75% Convertible Subordinated Notes and for payments relating to our vaginal mesh litigation.

Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on our indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

We may also incur additional indebtedness in the future.

Risks Related to Endo After Completion of the Acquisition

Endo and Par may fail to realize all of the anticipated benefits of the Acquisition or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

The ability of Endo and Par to realize the anticipated benefits of the Acquisition will depend, to a large extent, on the combined company’s ability to integrate the businesses of Endo and Par. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Endo and Par will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination of the businesses of Endo and Par;

•	difficulties in the integration of operations and systems;

•	difficulties in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in retaining existing customers and obtaining new customers;

•	potential unknown liabilities or larger liabilities than projected, adverse consequences and unforeseen increased expenses associated with the Acquisition; and

•	difficulties in coordinating a geographically dispersed organization.

Many of these factors will be outside the control of Endo or Par, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Endo and Par are integrated successfully, the full benefits of the Acquisition may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may be incurred in the integration of the businesses of Endo and Par. All of these factors could negatively impact the trading price of the Ordinary Shares following the Acquisition. As a result, we cannot assure you that the combination of Endo and Par will result in the realization of the full benefits anticipated from the Acquisition.

The benefits of the Acquisition described in this prospectus supplement are also subject to a variety of other factors, many of which are beyond Par’s and Endo’s ability to control, such as changes in the rate of economic growth in jurisdictions in which the combined company will do business, the financial performance of the combined business in various jurisdictions, currency exchange rate fluctuations, and significant changes in trade, monetary or fiscal policies, including changes in interest rates, and tax law of the jurisdictions in which the combined company will do business. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be interrelated, and the impact to the combined company of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

Endo and Par will incur direct and indirect costs as a result of the Acquisition.

Endo and Par will incur substantial expenses in connection with completion of the Acquisition, and over a period of time following the completion of the Acquisition, Endo further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Endo and Par. While Endo has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Endo’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Endo and Par.

The completion of the Acquisition may result in ratings agencies and/or securities analysts taking actions which may adversely affect the combined company’s cost of capital, as well as the trading price of the Ordinary Shares.

In connection with the completion of the Acquisition, ratings agencies may reevaluate Endo’s ratings. A downgrade may increase Endo’s cost of borrowing, may negatively impact Endo’s ability to raise additional debt capital, may negatively impact Endo’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Endo, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the trading price of the Ordinary Shares.

Endo’s and Par’s actual financial positions and results of operations may differ materially from the unaudited pro forma combined financial data included or incorporated by reference in this prospectus supplement.

The unaudited pro forma combined financial information contained or incorporated by reference in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what Endo’s financial position or results of operations would have been had the Acquisition been completed on the dates indicated. The unaudited pro forma combined financial information has been derived from the audited and unaudited historical financial statements of Endo and Par and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Transactions. The assets and liabilities of Par have been measured at fair value based on various preliminary estimates using assumptions that Endo’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. In addition, the pro forma financial information contained or incorporated by reference in this prospectus supplement is based upon certain assumptions with respect to our financing of the Acquisition. Whether the assumed financing sources are available and, if available, the terms of our future financings, will be subject to market conditions. The actual sources of financing and the terms on which it is obtained may not be as favorable as those reflected in the pro forma financial information. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma combined financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Acquisition. Any potential decline in Endo’s financial condition or results of operations may cause significant variations in the trading price of the Ordinary Shares following the Acquisition. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to the Offering and Our Ordinary Shares

The trading prices of our Ordinary Shares may be volatile, and your investment in our Ordinary Shares could decline in value.

The market prices for securities of healthcare companies in general have been highly volatile and may continue to be highly volatile in the future. For example, in 2014, our shares traded between $53.62 and $82.16 per share on NASDAQ. The following factors, in addition to other risk factors described in this section, may cause the market value of our Ordinary Shares to fluctuate:

•	FDA approval or disapproval of any of the drug applications we have submitted;

•	the success or failure of our clinical trials;

•	new data or new analyses of older data that raises potential safety or effectiveness issues concerning our approved products;

•	product recalls;

•	competitors announcing technological innovations or new commercial products;

•	introduction of generic substitutes for our products, including the filing of ANDAs with respect to generic versions of our branded products;

•	developments concerning our or others’ proprietary rights, including patents;

•	competitors’ publicity regarding actual or potential products under development;

•	regulatory developments in the U.S. and foreign countries, or announcements relating to these matters;

•	period-to-period fluctuations in our financial results;

•	new legislation in the U.S. relating to the development, sale or pricing of pharmaceuticals;

•	a determination by a regulatory agency that we are engaging or have engaged in inappropriate activities, including entering into patent settlement agreements that the government may view as inappropriate or anti-competitive;

•	litigation; and

•	economic and other external factors, including market speculation or disasters and other crises.

Future sales or issuances of our Ordinary Shares in the public markets, or the perception of such sales, could depress the trading price of our Ordinary Shares.

The sale of a substantial number of Ordinary Shares or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our

Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities. In connection with the Acquisition, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain investment funds affiliated with TPG (collectively, the “Registration Rights Parties”), pursuant to which the Registration Rights Parties may make up to four requests that we register or conduct an underwritten offering of the approximately 18 million Ordinary Shares such parties received in connection with the Acquisition, subject to certain conditions. The Registration Rights Parties also may request that we include such Ordinary Shares in certain future registration statements or offerings of Ordinary Shares by us. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our Ordinary Shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of the Company, our Ordinary Shares would rank below all debt claims against us. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future may have rights, preferences and privileges more favorable than those of our Ordinary Shares. As a result, holders of our Ordinary Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our Ordinary Shares have been satisfied.

We have no plans to pay regular dividends on our Ordinary Shares, so shareholders may not receive funds without selling their Ordinary Shares.

While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our Ordinary Shares. Any declaration and payment of future dividends to holders of Ordinary Shares will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, our existing debt instruments restrict or prevent us from paying dividends on our Ordinary Shares. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our Ordinary Shares.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our Ordinary Shares, the price of our Ordinary Shares could decline.

The trading market for our Ordinary Shares depends in part on the research and reports that third-party securities analysts publish about our company and our industry. If one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our Ordinary Shares or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our Ordinary Shares could decline.

USE OF PROCEEDS

The net proceeds from this offering, after deduction of underwriting discounts and expenses, are estimated to be approximately $1.70 billion, or approximately $1.96 billion if the underwriters exercise their option to purchase additional Ordinary Shares in full (based on an assumed offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015).

We expect to use the net proceeds of this offering, together with borrowings under the Incremental Facilities (or the New Facilities, and if applicable, the Asset Sale Bridge Facility and the Senior Bridge Facility), the net proceeds of the Senior Notes issuance and cash on hand, to fund (i) the transactions contemplated by the Merger Agreement, (ii) the repayment of all outstanding loans and termination of commitments under the Par Credit Facilities, (iii) the Redemption, (iv) the refinancing of the Existing Term Loan B Facility (or, if applicable, repayment of all outstanding loans and termination of commitments under the Existing Credit Agreement and (v) certain fees and expenses related to the Transactions. We intend to use any remaining proceeds for general corporate purposes, including acquisitions and debt repayments.

Each $1.00 increase (decrease) in the assumed public offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015, would (decrease) increase the number of Ordinary Shares to be issued by us in this offering by approximately (0.24 million) and approximately 0.25 million, respectively, assuming the aggregate dollar amount of Ordinary Shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the aggregate dollar amount of Ordinary Shares we are offering. Each increase (decrease) of $1.0 million of shares offered by us would increase (decrease) the net proceeds to us by approximately $0.98 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

There can be no assurance that the Acquisition or any of the other Transactions will be consummated on the terms described herein, or at all. If the Acquisition is not consummated, we intend to use the proceeds of the offering, net of certain fees and expenses, for general corporate purposes, including acquisitions and debt repayment.

The table below summarizes the estimated sources and uses of funds for the Acquisition, assuming the underwriters do not exercise their option to purchase additional Ordinary Shares.

Sources	Amount	Uses	Amount
	(in millions)		(in millions)
Ordinary Shares offered hereby	$1,750	Equity purchase price(1)	$1,522
Senior Notes	2,235	Cash purchase price	4,228
Incremental Term Loan B Facilities	2,250	Repayment of the Par Credit Facilities	1,856
Incremental Revolving Credit Facility	—	Redemption of the Par Senior Notes	490
Asset Sale Bridge Facility	1,000	Repayment of make whole provision on the Par Senior Notes and accrued interest(2)	61
Par Cash on hand	135	Estimated fees and expenses	325
Endo Cash on hand	11	Refinance the Existing Term Loan B Facility	421
Equity Consideration(1)	1,522

Total sources	$8,903	Total uses	$8,903

(1)	Based on equity consideration of approximately 18 million Ordinary Shares and $84.14, the last reported sale price of the Ordinary Shares on NASDAQ on June 1, 2015.
(2)	Assuming a redemption date of March 31, 2015.

Certain underwriters and/or their affiliates are lenders under the Existing Term Loan B Facility, the Par Credit Agreement, holders of the Par Senior Notes and/or acting as an advisor to Par and Endo in connection with the Acquisition, and, therefore, may receive a portion of the proceeds of this offering if the Transactions are consummated. See “Underwriting.”

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of March 31, 2015:

•	on an actual basis;

•	on an as adjusted basis giving effect to this offering, to give effect to the issuance and sale by us of $1,750 million of Ordinary Shares (based on an assumed offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015); and

•	on an as further adjusted basis giving effect to the consummation of this offering, to give effect to the issuance and sale by us of $1,750 million of Ordinary Shares (based on an assumed offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015) and the other Transactions.

The combined company’s cash and cash equivalents and capitalization will vary from the as adjusted amounts set forth below depending on several factors, including the timing of the consummation of the respective transactions and other factors.

The following data are qualified in their entirety by our financial statements and other information included and incorporated by reference herein. You should read this table in conjunction with “Summary—The Transactions,” “Summary—Recent Developments,” “Risk Factors,” “Use of Proceeds” and “Unaudited Pro Forma Condensed Combined Financial Information.” Investors in our Ordinary Shares should not place undue reliance on the as adjusted or pro forma information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information. Whether the assumed financing sources are available and, if available, the terms of our future financings, will be subject to market conditions. The actual sources of financing and the terms on which it is obtained may not be as favorable as those reflected in the following data. The aggregate principal amount of Senior Notes and Incremental Term Loan B Facilities actually incurred may differ from that assumed herein. Differences between the assumed and actual financing sources and terms may occur and could have a material impact on the as adjusted and as adjusted financial information and the combined company’s financial position and future results of operations.

Each $1.00 increase (decrease) in the assumed public offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015, would (decrease) increase the number of Ordinary Shares to be issued by us in this offering by approximately (0.24 million) and approximately 0.25 million, respectively, assuming the aggregate dollar amount of Ordinary Shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the aggregate dollar amount of Ordinary Shares we are offering. Each increase (decrease) of $1.0 million of shares offered by us would increase (decrease) cash and cash equivalents, total Endo International plc stockholders’ equity, total stockholders’ equity and total capitalization by approximately $0.98 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2015
	Actual	As Adjusted for this Offering	As Further Adjusted for the Transactions(6)
	(in thousands)
Cash and cash equivalents	$377,461	$2,080,711	$416,961

Long-term debt (including current portion):
Term Loan A Facility	$1,058,750	$1,058,750	$1,058,750
Term Loan B Facility(1)	420,750	420,750	2,250,000
Revolving Credit Facilities(2)	—	—	—
Asset Sale Bridge Facility	—	—	1,000,000
1.75% Convertible Subordinated Notes due 2015(3)(4)	98,692	98,692	—
Senior Notes	—	—	2,235,000
7.00% Notes due 2019	499,875	499,875	499,875
7.00% Notes due 2020(3)	400,000	400,000	400,000
7.25% Notes due 2022	400,000	400,000	400,000
5.75% Notes due 2022	700,000	700,000	700,000
5.375% Notes due 2023	750,000	750,000	750,000
6.00% Notes due 2025	1,200,000	1,200,000	1,200,000
Other long-term debt(5)	21,650	21,650	21,650

Total long-term debt, net (including current portion)	$5,549,717	$5,549,717	$10,515,275

Total Endo International plc stockholders’ equity	4,139,598	5,842,848	7,322,873
Noncontrolling interests	118	118	118

Total stockholders’ equity	4,139,716	5,842,966	7,322,991

Total capitalization	$9,689,433	$11,392,683	$17,838,266

(1)	Includes the existing Term Loan B Facility under the Existing Credit Agreement and the Incremental Term Loan B Facilities.
(2)

The Revolving Credit Facility under the Existing Credit Agreement provides for borrowing capacity of up to $750 million (with an additional $250 million with respect to the Incremental Revolving Credit Facility if the Amendment is effective), of which a combined total of $998.1 million would be available for borrowing as of March 31, 2015, subject to satisfaction of certain conditions (including the requirement that at least $400 million of the Revolving Credit Facility must be available as of and after giving effect to the Transactions on the Acquisition closing date). In April 2015, we borrowed approximately $175.0 million under the Revolving Credit Facility, primarily for the purpose of settling the 1.75% Convertible Subordinated Notes and for payments relating to our vaginal mesh litigation.
(3)	Amounts are reported at face value and exclude any unamortized discounts.
(4)	In April 2015, the Company settled all of the remaining outstanding 1.75% Convertible Subordinated Notes, paid related accrued interest and settled the remaining amount of the associated call options. The related net consideration paid by the Company consisted of net cash payments of $99.5 million and the transfer of approximately 2.3 million Ordinary Shares. Subsequent to this transaction, there were no remaining 1.75% Convertible Subordinated Notes outstanding.
(5)	Primarily relates to long-term debt assumed in connection with the acquisition of Paladin.
(6)	We note that the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” give effect to the pending sale of the AMS Men’s and Prostate Health businesses to Boston Scientific Corporation, as if the consummation of such sale took place at March 31, 2015 with respect to balance sheet information. On a pro forma basis, our cash and cash equivalents would have been $1,054,961, our Asset Sale Bridge Facility would have been $0, our total Endo International plc stockholders’ equity would have been $7,406,962, our total stockholders’ equity would have been $7,407,080 and our total capitalization would have been $16,922,355 as of March 31, 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Endo International plc (“Endo”) is presented to illustrate the estimated effects of (i) the pending acquisition of Par Pharmaceutical Holdings, Inc. (“Par”), (ii) the issuance of $1,750.0 million of Endo shares to other investors in this offering, (iii) the pending sale of the American Medical Systems Holdings, Inc. (“AMS”) Men’s and Prostate Health businesses, (iv) the consummated acquisition of Auxilium Pharmaceuticals, Inc. (“Auxilium”) by Endo and (v) the related debt offerings to finance the foregoing transactions (See Note 1). Such information is based in part on certain assumptions regarding the Pro Forma Transactions (as defined below) that we currently believe are factually supportable and expected to have a continuing impact on the consolidated results. The following unaudited pro forma condensed combined balance sheet as of March 31, 2015 is based upon, derived from and should be read in conjunction with the unaudited consolidated financial statements of Endo (which are incorporated by reference and available in Endo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015) and the historical unaudited financial statements of Par (which are incorporated by reference and available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015). The following unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2015 is based upon, derived from and should be read in conjunction with the unaudited consolidated financial statements of Endo (which are incorporated by reference and are available in Endo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015) and the historical unaudited financial statements of Par (which are incorporated by reference and available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based upon, derived from and should be read in conjunction with the historical audited financial statements of Endo (which are incorporated by reference and available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015), the historical audited financial statements of Par (which are incorporated by reference and available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015) and the historical audited financial statements of Auxilium (which are incorporated by reference and available in Endo’s Current Report on Form 8-K filed with the SEC on June 2, 2015). The acquisition of Par will be treated as, and the acquisition of Auxilium has been treated as, a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations,” which we refer to as ASC 805 for purposes of these pro forma financial statements. The unaudited pro forma condensed combined financial information set forth below give effect to the following, which we refer to, collectively, as the “Pro Forma Transactions”:

•	the completion of the acquisition of Par (see information presented in the “Par Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statements of operations);

•	the anticipated incurrence of $2,235.0 million of Senior Notes due 2025, which we refer to in this section as the New Senior Notes, by Endo; the anticipated re-payment of the existing Term Loan B and incurrence of $2,250.0 million in term loan debt, which we refer to in this section as the Incremental Term Loan B Facility and the anticipated issuance of $1,504.1 million of Endo shares to Par shareholders (see information presented in the “Par Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statements of operations);

•	the anticipated issuance of $1,750.0 million of Endo shares to other investors in this offering (see information presented in the “Equity Offering Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet);

•	the completion of the pending sale of the AMS Men’s and Prostate Health businesses (see information presented in the “AMS Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statements of operations);

•	the completion of the acquisition of Auxilium on January 29, 2015 and the incurrence of $1,200.0 million of Senior Notes due 2025 on January 27, 2015, which we refer to in this section as the 2015 Senior Notes, by Endo (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined statements of operations);

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Par’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of March 31, 2015. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of assets acquired and liabilities assumed for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development which we refer to as IPR&D, identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2015 and the fiscal year ended December 31, 2014 assume the completion of the Pro Forma Transactions on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 assumes the acquisition of Par and the related financings, this equity offering and the disposition of AMS as if the events occurred on March 31, 2015. The completion of the Auxilium acquisition occurred on January 29, 2015 and the incurrence of the $1,200.0 million in aggregate principal amount of the 2015 Senior Notes by Endo occurred on January 27, 2015 and, as such; both are reflected in the historical unaudited condensed combined balance sheet of Endo as of March 31, 2015. Note that all other information in this prospectus outside of the unaudited pro forma condensed combined financial information assumes the sale of the AMS Men’s Health and Prostate Health businesses will not close before the consummation of the Acquisition, and Endo will incur borrowings under the Asset Sale Bridge Facility. See Note 5 for a description of the increase in interest expense if Endo’s sale of the Men’s and Prostate Health businesses to Boston Scientific does not close before the consummation of the Acquisition, resulting in Endo borrowing under the Asset Sale Bridge Facility.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Pro Forma Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo will experience after the Pro Forma Transactions. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable subsequent to the Pro Forma Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain other adjustments which are considered significant. Certain financial information of Par and Auxilium as presented in their respective consolidated financial statements has been reclassified to conform to the historical presentation in Endo’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

The pro forma information contained in this prospectus supplement is based upon certain assumptions with respect to our financing of the Acquisition. Whether the assumed financing sources are available, and, if available, the terms of our future financings, will be subject to market conditions. The actual sources of financing and the terms on which it is obtained may not be as favorable as those reflected in the pro forma condensed combined financial information. Differences between preliminary estimates in the pro forma condensed combined financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the pro forma condensed combined financial information and the combined company’s financial position and future results of operations.

Endo International plc

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

(In thousands)

	Endo Historical	AMS Pro Forma Adjustments		Equity Offering Pro Forma Adjustments		Total Pro Forma Before Par Acquisition	Par Adjusted Historical (Note 2)	Par Pro Forma Adjustments		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$377,461	$1,638,000	(5a)	$1,703,250	5(e)	$3,718,711	$185,880	$(2,849,630)	(5f)	$1,054,961
Restricted cash and cash equivalents	534,162	—		—		534,162	—	—		534,162
Marketable securities	1,103	—		—		1,103	—	—		1,103
Accounts receivable, net	1,235,383	—		—		1,235,383	73,833	392,608	(5g)	1,701,824
Inventories, net	611,401	—		—		611,401	166,761	73,239	(5h)	851,401
Prepaid expenses and other current assets	54,601	—		—		54,601	26,076	—		80,677
Income taxes receivable	169,753	—		—		169,753	—	39,893	(5i)	209,646
Deferred income taxes	650,411	(66,714)	(5d)	—		583,697	68,057	(26,183)	(5o)	625,571
Assets held for sale	1,693,594	(1,640,754)	(5b)	—		52,840	—			52,840

Total current assets	$5,327,869	$(69,468)		$1,703,250		$6,961,651	$520,607	$(2,370,073)		$5,112,185

Marketable securities	3,349	—		—		3,349	—	—		3,349
Property and equipment, net	406,757	—		—		406,757	223,748	—		630,505
Goodwill	3,025,070	—		—		3,025,070	1,036,958	3,377,742	(5j)	7,439,770
Other intangibles, net	5,070,074	—		—		5,070,074	1,006,177	3,653,823	(5k)	9,730,074
Deferred income taxes	3,019	—		—		3,019	—	—		3,019
Other assets	309,539	—		—		309,539	88,445	129,536	(5l)	527,520

Total assets	$14,145,677	$(69,468)		$1,703,250		$15,779,459	$2,875,935	$4,791,028		$23,446,422

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$312,016	$—		$—		$312,016	$81,793	$—		$393,809
Accrued expenses	1,234,255	—		—		1,234,255	135,235	376,045	(5g)(5m)	1,745,535
Current portion of legal settlement accrual	1,593,121	—		—		1,593,121	—	—		1,593,121
Current portion of long-term debt	160,613	—		—		160,613	18,753	(503)	(5n)	178,863
Income taxes payable	42,819	—		—		42,819	—	—		42,819
Deferred income taxes	84	—		—		84	—	—		84
Liabilities held for sale	99,112	(90,409)	(5b)	—		8,703	—	—		8,703

Total current liabilities	$3,442,020	$(90,409)		$—		$3,351,611	$235,781	$375,542		$3,962,934

Deferred income taxes	754,258	(141,148)	(5d)	—		613,110	228,272	1,297,433	(5o)	2,138,815
Long-term debt, less current portion, net	5,386,547	60,000	(5c)	—		5,446,547	2,318,510	1,727,490	(5p)	9,492,547
Other liabilities	423,136	—		—		423,136	21,910	—		445,046
Commitments and contingencies
Stockholders’ equity:
Euro deferred shares	42	—		—		42	—	—		42
Common Stock	18	—		2	(5e)	20	784	(782)	(5q)	22
Additional paid-in capital	5,067,562	—		1,703,248	(5e)	6,770,810	323,828	1,180,254	(5q)	8,274,892
(Accumulated deficit) retained earnings	(670,803)	74,434	(5d)	—		(596,369)	(245,809)	203,750	(5q)	(638,428)
Accumulated other comprehensive (loss) income	(257,221)	27,655	(5b)	—		(229,566)	(5,380)	5,380	(5q)	(229,566)
Treasury stock	—	—		—		—	(1,961)	1,961	(5q)	—

Total Endo International plc stockholders’ equity	$4,139,598	$102,089		$1,703,250		$5,944,937	$71,462	$1,390,563	(5q)	$7,406,962
Noncontrolling interests	118	—		—		118	—	—		118

Total stockholders’ equity	$4,139,716	$102,089		$1,703,250		$5,945,055	$71,462	$1,390,563		$7,407,080

Total liabilities and stockholders’ equity	$14,145,677	$(69,468)		$1,703,250		$15,779,459	$2,875,935	$4,791,028		$23,446,422

Note: Certain Par amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2015

(In thousands, except per share data)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		AMS Pro Forma Adjustments		Total Pro Forma Before Par Acquisition	Par Adjusted Historical (Note 2)	Par Pro Forma Adjustments		Total Pro Forma
Total revenues	$714,128	$23,576	$—		$—		$737,704	$359,244	$—		$1,096,948
Costs and expenses:
Cost of revenues	384,266	12,606	10,247	(5r)	—		407,119	214,171	5,298	(5r)	626,588
Selling, general and administrative	211,578	16,970	—		—		228,548	56,749	(1,365)	(5g)	283,932
Research and development	17,897	1,796	—		—		19,693	26,850	—		46,543
Litigation-related and other contingencies	13,000	—	—		—		13,000	(25)	—		12,975
Asset impairment charges	7,000	—	—		—		7,000	—	—		7,000
Acquisition-related and integration items, net	34,640	—	(19,400)	(5s)	—		15,240	—	1,365	(5g)	16,605

Operating income (loss)	$45,747	$(7,796)	$9,153		$—		$47,104	$61,499	$(5,298)		$103,305

Interest expense, net	73,139	3,518	1,482	(5t)	1,088	(5v)	79,227	29,494	31,771	(5t)	140,492
Net loss on extinguishment of debt	980	—	—		—		980	—	—		980
Other (income) expense, net	(11,995)	12	—		—		(11,983)	—	—		(11,983)

(Loss) income from continuing operations before income tax	$(16,377)	$(11,326)	$7,671		$(1,088)		$(21,120)	$32,005	$(37,069)		$(26,184)

Income tax (benefit) expense	(166,869)	—	30,551	(5u)	—		(136,318)	11,720	(23,796)	(5u)	(148,394)

Income (loss) from continuing operations attributable to Endo International plc	$150,492	$(11,326)	$(22,880)		$(1,088)		$115,198	$20,285	$(13,273)		$122,210

Income from continuing operations per share attributable to Endo International plc
Basic	$0.89										$0.57

Diluted	$0.85										$0.55

Weighted average shares attributable to Endo International plc
Basic	169,653									(5w)	214,981
Diluted	176,825									(5w)	222,153

Note: Certain Par and Auxilium amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(In thousands, except per share data)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		AMS Pro Forma Adjustments		Total Pro Forma Before Par Acquisition	Par Adjusted Historical (Note 2)	Par Pro Forma Adjustments		Total Pro Forma
Total revenues	$2,380,683	$360,146	$—		$—		$2,740,829	$1,308,621	$—		$4,049,450
Costs and expenses:
Cost of revenues	1,231,497	183,732	116,602	(5r)	—		1,531,831	829,506	30,706	(5r)	2,392,043
Selling, general and administrative	567,986	285,064	(15,271)	(5g)	—		837,779	189,591	(10,503)	(5g)	1,016,867
Research and development	112,708	40,868	—		—		153,576	119,095	—		272,671
Litigation-related and other contingencies	42,084	—	—		—		42,084	90,107	—		132,191
Asset impairment charges	22,542	19,920	—		—		42,462	146,934	—		189,396
Acquisition-related and integration items, net	77,384	(95,465)	1,446	(5g)(5s)	—		(16,635)	—	7,461	(5g)	(9,174)

Operating income (loss)	$326,482	$(73,973)	$(102,777)		$—		$149,732	$(66,612)	$(27,664)		$55,456

Interest expense, net	227,114	39,108	34,297	(5t)	4,350	(5v)	304,869	108,409	154,020	(5t)	567,298
Net loss on extinguishment of debt	31,817	—	—		—		31,817	3,989	—		35,806
Other (income) expense, net	(32,324)	28,446	(28,400)	(5g)	—		(32,278)	(500)	3,042	(5g)	(29,736)

Income (loss) from continuing operations before income tax	$99,875	$(141,527)	$(108,674)		$(4,350)		$(154,676)	$(178,510)	$(184,726)		$(517,912)

Income tax expense (benefit)	38,267	34	(66,595)	(5u)	—		(28,294)	(72,993)	(104,796)	(5u)	(206,083)

Income (loss) from continuing operations	$61,608	$(141,561)	$(42,079)		$(4,350)		$(126,382)	$(105,517)	$(79,930)		$(311,829)

Less: Loss from continuing operations attributable to noncontrolling interests	(399)	—	—		—		(399)	—	—		(399)

Income (loss) from continuing operations attributable to Endo International plc	$62,007	$(141,561)	$(42,079)		$(4,350)		$(125,983)	$(105,517)	$(79,930)		$(311,430)

Income (loss) from continuing operations per share attributable to Endo International plc
Basic	$0.42										$(1.52)

Diluted	$0.40										$(1.52)

Weighted average shares attributable to Endo International plc
Basic	146,896									(5w)	204,631
Diluted	156,730									(5w)	204,631

Note: Certain Par and Auxilium amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of transaction

Par and Equity Offering

On May 18, 2015, Endo announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which it will acquire all of the outstanding shares of common stock of Par and assume and pay Par’s debt in a cash and stock transaction valued at approximately $8,139.7 million. The aggregate consideration will consist of $6,500.0 million in cash (subject to an increase adjustment for existing Par cash of $185.9 million, an estimated decrease adjustment for Par transaction costs of $50.3 million, and a post-close working capital adjustment) and 18,084,448 ordinary shares of Endo valued at $1,504.1 million (using the Endo stock price of $83.17 as of May 26, 2015), as further described in the Merger Agreement.

Completion of the Acquisition is subject to certain conditions, including customary closing conditions relating to the (i) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“the HSR Condition”), (ii) absence of any order or laws prohibiting completion of the Acquisition (“the Orders Condition”), (iii) absence of a material adverse effect, as defined in the Merger Agreement, on Endo or Par, as applicable, (iv) the accuracy of each party’s representations and warranties (subject to certain qualifications) and (v) Endo’s and Par’s material compliance with their respective covenants and agreements contained in the Merger Agreement.

Under the Merger Agreement, Endo and Par each have certain termination rights, including if: (i) the Acquisition is not completed by November 18, 2015 (as may be extended, the “Final Date”), which may be extended under certain circumstances to February 12, 2016, (ii) any law has been passed or any governmental authority of competent jurisdiction has issued a final, nonappealable order making the completion of the Acquisition illegal or otherwise prohibiting completion of the Acquisition or (iii) the other party has breached any of its representations, warranties or covenants in the Merger Agreement, subject to materiality qualifications and abilities to cure, such that the closing condition relating thereto cannot be satisfied.

In addition, Par may terminate the Merger Agreement if (i) (a) all mutual conditions to consummation of the Acquisition and all conditions of Endo to consummation of the Acquisition are satisfied, (b) Endo fails to consummate the Acquisition by the time required under the Merger Agreement and (c) at the time of such termination, Par is ready and willing to consummate the Acquisition; or (ii) (w) all mutual conditions to consummation of the Acquisition and all conditions of Endo to consummation of the Acquisition are satisfied, (x) Endo fails to consummate the Acquisition by the second Business Day (as defined in the Merger Agreement) prior to the Final Date and (y) at the time of such termination, Par is ready and willing to consummate the Acquisition regardless of whether the Marketing Period (as defined in the Merger Agreement) has initiated or concluded. If the Merger Agreement is terminated under the circumstances described in clauses (i) or (ii) directly above, Endo will be obligated to pay Par a termination fee of $750.0 million (the “Termination Fee”). In addition, Endo is also obligated to pay Par the Termination Fee if the Merger Agreement is terminated because (i) a law is passed or a governmental authority of competent jurisdiction issues a final, nonappealable order making the completion of the Acquisition illegal or otherwise prohibiting completion of the Acquisition or (ii) the Final Date has occurred and at such time, the HSR Condition or the Orders Condition is not satisfied but the other mutual conditions to consummation of the Acquisition and all conditions of Endo to consummation of the Acquisition are satisfied. In circumstances where Endo has committed an Intentional Breach (as defined in the Merger Agreement), the Termination Fee will not act as a limitation upon Endo’s liability in respect of such Intentional Breach.

In connection with the Par acquisition, for purposes of these unaudited pro forma condensed combined financial statements Endo has assumed it will issue $2,235.0 million of New Senior Notes, $2,250.0 million of Incremental Term Loan B Facility and $1,750.0 million of Endo shares to other investors in this offering. The aggregate principal amount of New Senior Notes and Incremental Term Loan B Facility actually incurred may differ from that assumed herein. As such, Endo’s interest expense may vary from that described herein and such differences may be material.

AMS

On February 24, 2015, the Board of Directors approved a plan to sell Endo’s AMS business, which comprises the entirety of our Devices segment. Subsequently, Endo entered into a definitive agreement to sell the Men’s Health and Prostate Health components of the AMS business to Boston Scientific Corporation (Boston Scientific) for up to $1.65 billion, with $1.60 billion in upfront cash. Endo is also eligible to receive a potential milestone payment of $50.0 million in cash conditioned on Boston Scientific achieving certain product revenue milestones in the Men’s Health and Prostate Health components in 2016. In addition, Boston Scientific will pay $60.0 million in exchange for 60,000 shares of Series B Non-Voting Preferred Stock issued by American Medical Systems Holdings, Inc. The preferred stock entitles the holder to dividends payable quarterly at an initial annual rate of 7.25%, which will increase by 0.25% each year on January 1, from 2018 until the rate equals 11.50%. While the preferred stock remains outstanding, American Medical Systems Holdings, Inc. will be subject to certain affirmative and negative covenants, including an obligation to maintain assets in excess of the liquidation preference of the preferred stock, and restrictions on the sale of assets and the incurrence of certain indebtedness. The preferred stock matures and becomes mandatorily redeemable in 2035.

The transaction with Boston Scientific is expected to close in the third quarter of 2015, subject to customary conditions, including the expiration or termination of any applicable waiting periods under applicable competition laws.

Auxilium

On January 29, 2015, Endo acquired all of the outstanding shares of common stock of Auxilium in a transaction valued at approximately $2.6 billion.

Pursuant to the terms of the agreement and plan of merger (“the Auxilium Merger Agreement”), subject to cash and equity consideration limits, Auxilium shareholders were able to elect one of three options with respect to transaction consideration. Of the 55.0 million outstanding Auxilium shares eligible to make an election, 94.9% elected to receive transaction consideration equal to 0.4880 Endo shares per Auxilium share (“the Stock Election Consideration”), 0.4% elected to receive 100% cash, which equated to $33.25 of cash per Auxilium share (“the Cash Election Consideration”) and 4.7% elected or defaulted to receive a mix of $16.625 in cash and 0.2440 Endo shares per Auxilium share (“the Standard Election Consideration”). The result of the elections led to an oversubscription of the Stock Election Consideration and, in accordance with the proration method described in the Auxilium Merger Agreement and proxy statement/prospectus provided to Auxilium shareholders, each Auxilium share for which an election was made to receive the Stock Election Consideration was instead entitled to receive approximately 0.3448 Endo shares and $9.75 in cash.

In connection with the Auxilium acquisition, Endo issued $1,200.0 million of 2015 Senior Notes.

Interest rates

The interest rates under the existing Credit Facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, the Incremental Term Loan B Facility is assumed to be at LIBOR plus an applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, LIBOR was assumed to be 0.25%, resulting in an assumed combined weighted average interest rate of 3.54% and 3.56% for the pro forma amount of floating-rate debt for the quarter ended March 31, 2015 and the year ended December 31, 2014, respectively. For the purposes of these unaudited pro forma condensed combined financial statements, Endo used the stated interest rate on the 2015 Senior Notes of 6.00% and an assumed interest rate on the New Senior Notes.

Based on the assumed pro forma amount of floating-rate debt outstanding at March 31, 2015, each 1/8% rise in interest rates would result in approximately $4.1 million of incremental annual interest expense and each $250,000,000 increase in principal would result in approximately $8.8 million of incremental annual interest expense. Based on the assumed pro forma amount of the New Senior Notes issued, each 1/8% rise in interest rates would result in approximately $2.8 million of incremental annual interest expense and each and each $250,000,000 increase in principal would result in approximately $16.2 million of incremental annual interest expense. The aggregate principal amount of New Senior Notes and Incremental Term Loan B Facility actually incurred may differ from that assumed herein. If Endo’s sale of the Men’s and Prostate Health businesses to Boston Scientific does not close before the consummation of the Acquisition, Endo will incur borrowings under the Asset Sale Bridge Facility which will result in $35.0 million of incremental annual interest expense.

Note 2. Basis of presentation

The acquisition of Par will be accounted for, and the Auxilium acquisition was accounted for, as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). This unaudited pro forma condensed combined financial information does not give effect to immaterial transactions, such as the acquisitions of Boca Pharmacal LLC, Sumavel® DosePro®, Dava Pharmaceuticals, Inc., Grupo Farmacéutico Somar, NatestoTM or the authorized generic of potassium chloride oral solution by Endo, Actient Holdings LLC and STENDRA® by Auxilium or JHP Group Holdings, Inc. by Par. In addition, the impact of the Paladin transaction for the two months ended February 28, 2014 was not material to Endo and has not been included in the pro forma condensed combined statement of operations for the year ended December 31, 2014.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” which we refer to as ASC 820. ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this prospectus, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical audited financial statements of Par (which are incorporated by reference in this prospectus supplement) were prepared in accordance with U.S. GAAP.

Endo is conducting a review of Par’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Par’s results of operations or reclassification of assets or liabilities to conform to Endo’s accounting policies and classifications. As a result of that review, Endo may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Endo was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Endo’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between the two companies.

Financial information presented in the “Par Adjusted Historical” columns in the unaudited pro forma condensed combined balance sheet and statement of operations, and information presented in the “Auxilium Adjusted Historical” columns in the unaudited pro forma statement of operations have been reclassified to conform to the historical presentation in Endo’s consolidated financial statements as follows:

Reclassification included in the unaudited pro forma condensed combined balance sheet for Par (in thousands):

	As of March 31, 2015
	Before Reclassification	Reclassification	After Reclassification
Payables due to distribution agreement partners	$44,818	$(44,818)	$—
Accrued salaries and employee benefits	$17,517	$(17,517)	$—
Accrued government pricing liabilities	$23,942	$(23,942)	$—
Accrued legal fees	$12,839	$(12,839)	$—
Accrued interest payable	$16,563	$(16,563)	$—
Accrued expenses and other current liabilities	$19,556	$115,679	$135,235

Reclassification included in the unaudited pro forma condensed combined statement of operations for Par (in thousands):

	For the Three Months Ended March 31, 2015
	Before Reclassification	Reclassification	After Reclassification
Restructuring costs	$363	$(363)	$—
Selling, general and administrative	$56,386	$363	$56,749

Interest income	$(17)	$17	$—
Interest expense	$29,511	$(17)	$29,494

Reclassification included in the unaudited pro forma condensed combined statement of operations for Par (in thousands):

	For the Year Ended December 31, 2014
	Before Reclassification	Reclassification	After Reclassification
Restructuring costs	$5,413	$(5,413)	$—
Loss on sale of product rights	$3,042	$(3,042)	$—
Selling, general and administrative	$181,136	$8,455	$189,591

Interest income	$(18)	$18	$—
Interest expense	$108,427	$(18)	$108,409

Reclassification included in the unaudited pro forma condensed combined statement of operations for Auxilium (in thousands):

	For the Period Ended January 29, 2015
	Before Reclassification	Reclassification	After Reclassification
Amortization of purchased intangibles	$6,030	$(6,030)	$—
Cost of goods sold	$6,576	$6,030	$12,606

Reclassification included in the unaudited pro forma condensed combined statement of operations for Auxilium (in thousands):

	For the Year Ended December 31, 2014
	Before Reclassification	Reclassification	After Reclassification
Amortization of purchased intangibles	$78,726	$(78,726)	$—
Cost of goods sold	$105,006	$78,726	$183,732

Note 3. Preliminary estimated acquisition consideration for Par

For the purposes of calculating the preliminary estimated acquisition consideration in the unaudited pro forma condensed combined financial statements, the effective date of the Acquisition is assumed to be May 26, 2015, on which date the Endo share price was $83.17 per share. The $83.17 Endo share price is used for pro forma purposes only. The consideration transferred will ultimately be based on the share price of Endo shares on the effective date of the Acquisition, and could be materially different than the share prices utilized in the unaudited pro forma condensed combined financial statements. The preliminary estimated acquisition consideration is as follows (in thousands, except for per share amounts):

Acquisition Consideration

Number of Endo shares issued	18,084
Price of Endo shares on May 26, 2015	$83.17

Estimated fair value of 18.1 million Endo shares issued to Par stockholders		$1,504,084
Cash distribution to Par stockholders		4,228,482
Cash distribution to pay assumed debt, including $44.4 million to settle senior notes make whole provision, and $16.6 million of accrued interest		2,407,098

Total preliminary estimated acquisition consideration		$8,139,664

The sensitivity table below shows a range of acquisition consideration amounts based on hypothetical Endo share prices on the Merger Effective Date (as defined in the Merger Agreement). The total acquisition consideration figures below are calculated according to the terms of the Merger Agreement. As shown in the table below, an approximate $3.00 change in the Endo closing share price changes the acquisition consideration and the underlying goodwill by approximately $50 million.

Closing stock price per Endo share on effective date of the merger	$77.00	$80.00	$83.17	$86.00	$89.00
Total acquisition consideration (in thousands)	$8,028,082	$8,082,336	$8,139,664	$8,190,843	$8,245,096

Note 4. Preliminary estimated acquisition consideration allocation

The pro forma adjustments to allocate the acquisition consideration will remain preliminary until Endo’s management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing. The final fair value adjustments necessary to value the assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The preliminary allocation of the acquisition consideration to the fair value of Par’s acquired assets and liabilities assumed as if the acquisition date was March 31, 2015 is presented as follows (in millions):

Estimated acquisition consideration (see Note 3)		$8,139.7
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Par’s net assets	4a	71.5
Less settlement of pre-existing Par liabilities	4b	(21.0)
Less book value of Par goodwill and other intangible assets	4c	(2,043.1)
Less book value of Par debt and accrued interest, net of deferred financing costs	4d	2,308.0

Net assets to be acquired		315.4
Fair value adjustments of net assets acquired:
Inventory	4e	73.2
Identifiable intangible assets:
Product rights and other intangibles	4f	2,780.0
IPR&D	4f	1,880.0
Deferred tax liabilities	4g	(1,323.6)

Goodwill	4h	$4,414.7

Adjustments included in the table above are for the following:

a. Reflects the acquisition of the historical book value of net assets of Par as of March 31, 2015.

b. Represents $50.3 million of estimated transaction costs, less $29.3 million of estimated tax benefits, expected to be received by Par, which will reduce net assets to be acquired.

c. Par’s historical balance sheet includes $2,043.1 million of goodwill and other intangible assets, which will be adjusted to fair value in purchase accounting.

d. Reflects the book value of the Par debt of $2,337.2 million and accrued interest of $16.6 million, which was assumed and included as part of the acquisition consideration (Note 3). These items are offset by $45.8 million of deferred financing costs related to Par outstanding debt which is assumed to be written off when the debt is paid.

e. Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Par’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, the cost of goods sold associated with the increased inventory value is not included in the unaudited pro forma condensed combined statements of operations.

f. Of the total estimated consideration, approximately $2,780.0 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of 13 years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $18.3 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $1,880.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

g. Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Par’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

h. Goodwill, currently estimated at $4,414.7 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5. Pro forma adjustments

a. The adjustment to cash and cash equivalents reflects the following (in thousands):

Estimated net proceeds from the sale of the AMS Men’s and Prostate Health businesses(1)	$1,578,000
Estimated proceeds from the sale of preferred stock(2)	60,000

AMS pro forma adjustments	$1,638,000

Notes:

(1)	The estimated proceeds from the sale of the Men’s and Prostate Health businesses to Boston Scientific of $1,600.0 million, net of estimated transaction costs of $22.0 million.
(2)	The estimated proceeds from the sale of 60,000 shares of Series B Non-Voting Preferred Stock issued by American Medical Systems Holdings, Inc. to Boston Scientific as part of the sale of the Men’s and Prostate Health businesses.

b. Represents the elimination of the assets and liabilities of the AMS Men’s and Prostate Health businesses. In addition, represents the elimination of currency translation adjustments related to subsidiaries expected to be sold to Boston Scientific.

c. Reflects the liability related to the $60.0 million sale of AMS Series B Non-Voting Preferred Stock as it represents an unconditional obligation requiring AMS to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur.

d. Represents the expected tax benefit recognized upon the sale of the Men’s and Prostate Health businesses to Boston Scientific from the elimination of deferred taxes related to the assets and liabilities sold.

e. The issuance of $1,750.0 million in additional equity in this offering, net of $46.8 million in transaction costs, representing approximately 21.0 million Endo shares, to finance the Acquisition. Each $1.00 increase (decrease) in the assumed public offering price of $84.14 per share, the last reported sale price of Endo’s Ordinary Shares on NASDAQ on June 1, 2015, would (decrease) increase the number of Ordinary Shares to be issued by Endo in this offering by approximately (0.24 million) and approximately 0.25 million, respectively, assuming the aggregate dollar amount of Ordinary Shares offered by Endo, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by Endo. Endo may also increase or decrease the aggregate dollar amount of Ordinary Shares it is offering. Each increase (decrease) of $1.0 million of shares offered by Endo would increase (decrease) the net proceeds to Endo by approximately $0.98 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by Endo.

f. The adjustment to cash and cash equivalents reflects the following (in thousands):

Debt proceeds(1)	$4,485,000
Repayment of Par’s existing debt and accrued interest(1)	(2,407,098)
Debt issuance costs(2)	(183,000)
Repayment of Endo’s existing Term Loan B(3)	(420,750)
Cash transaction costs(4)	(95,300)
Total estimated purchase price to be paid in cash(5)	(4,228,482)

Par pro forma adjustments	$(2,849,630)

Notes:

(1)	The assumed issuance of $4,485.0 million in additional debt, which will be used for the acquisition of Par and the subsequent repayment of $2,407.1 million of the Par assumed debt, including a $44.4 million make-whole provision on outstanding senior notes and $16.6 million of accrued interest at March 31, 2015.
(2)	The estimated debt issuance costs of $183.0 million related to the issuance of such additional debt.
(3)	The repayment of $420.8 million of Endo’s existing Term Loan B.
(4)	The incurrence of $45.0 million and $50.3 million of estimated direct transaction costs of Endo and Par, respectively, associated with the Acquisition.
(5)	The estimated payment of $4,228.5 million in cash consideration to sellers for shares of Par common stock (see Note 3).

g. Reflects reclassification adjustments to the historical consolidated financial statements of Par and Auxilium to conform to the financial statement classification and presentation used by Endo to prepare its consolidated financial statements. The Par balance sheet adjustment is a reclassification of $392,608 sales deductions reserve from Accounts receivable, net to Accrued expenses. Further reclassification adjustments may be necessary. The Par statement of operations adjustments are a reclassification of acquisition-related costs of $1,365 and $7,461 for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, from Selling, general and administrative to Acquisition-related and integration items, net and a reclass of loss on sale of product rights of $3,042 from Selling, general and administrative to Other income (expense), net. The Auxilium statement of operations adjustments are a reclassification of acquisition-related costs for the year ended December 31, 2014 of $15,271 and $28,400 from Selling, general and administrative and Other income (expense), net, respectively, to Acquisition- related and integration items, net.

h. Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Par’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, expense on the increased inventory value is not included in the unaudited pro forma condensed combined statement of operations.

i. Reflects an adjustment to income tax receivable primarily related to a tax benefit resulting from the estimated tax deductible portion of the Acquisition transaction costs.

j. Represents the incremental adjustment to reflect $4,414.7 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

k. The adjustments reflect the incremental amount necessary to record the fair value of the Par intangible assets acquired of $4,660.0 million. Approximately $2,780.0 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of 13 years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $18.3 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $1,880.0 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

l. Represents an adjustment to reflect the estimated debt issuance costs of $183.0 million related to the issuance of additional debt to finance the Acquisition, partially offset by the write off of $45.8 million of deferred financing costs as the result of the repayment of Par’s outstanding debt and the write off of $7.7 million of deferred financing costs as the result of the repayment of Endo’s existing Term Loan B. The aggregate principal amount of New Senior Notes and Incremental Term Loan B Facility actually incurred may differ from that assumed herein. As such, Endo’s fees may vary from that described herein and such differences may be material.

m. Represents the payment of $16.6 million of accrued interest on Par’s debt at March 31, 2015.

n. Represents the payoff of Par’s current portion of long-term debt of $18.8 million and Endo’s current portion of existing Term Loan B of $4.2 million, partially offset by the current portion of new debt of $22.5 million. The new debt issuance costs related to the issuance of additional debt to finance the Par acquisition will be amortized using an effective-interest method over the life of the related debt instruments, which is at most 10 years.

o. Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Par’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

p. The adjustment to long-term debt, less current portion, net consists of the following assumed components (in thousands):

New Senior Notes	$2,235,000
Incremental Term Loan B Facility, net of $22.5 million current portion	2,227,500
Endo repayment of book value of Par debt, net of $18.8 million current portion	(2,318,510)
Endo repayment of existing Term Loan B, net of $4.2 million current portion	(416,500)

Net change	$1,727,490

q. The adjustments to equity consist of the following components (in thousands):

Additional paid-in capital and common stock related to the issuance of common shares of Endo to Par shareholders as acquisition consideration (see Note 3)	$1,504,084
The elimination of Par’s historical shareholder’s equity	(71,462)
Estimated direct transaction costs of Endo, net of estimated tax effect	(34,382)
Write off of deferred financing costs as the result of the repayment of Endo’s existing Term Loan B	(7,677)

Par pro forma adjustments	$1,390,563

r. Reflects a net increase in amortization expense on the definite-lived intangible assets of Par and Auxilium, which were revalued upon acquisition. These assets have an estimated weighted average useful life of 13 years and 13 years, respectively.

s. Represents an elimination of the transactions costs associated with the Auxilium transaction.

t. The net adjustments for the three months ended March 31, 2015 and the year ended December 31, 2014 consist of the following components, assuming new financing including $2,235.0 million of New Senior Notes and $2,250.0 million of Incremental Term Loan B Facility (in thousands):

	Par		Auxilium
	Three Months Ended March 31, 2015	Year Ended December 31, 2014	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness	$64,993	$275,529	$5,000	$73,405
Historical interest expense associated with the Endo existing Term Loan B	(3,728)	(13,100)	—	—
Historical interest expense associated with the Auxilium debt	—	—	(3,518)	(39,108)
Historical interest expense associated with the Par debt	(29,494)	(108,409)	—	—

Total interest expense adjustment	$31,771	$154,020	$1,482	$34,297

After giving effect to the application of the proceeds from the New Senior Notes, the Incremental Term Loan B Facility and the consummation of the Transactions, as of March 31, 2015, Endo’s aggregate principal debt outstanding would have consisted of $3,309.5 million of floating rate debt and $6,364.4 million of fixed-rate debt. Based on the assumed pro forma amount of floating-rate debt outstanding at March 31, 2015, each 1/8% rise in interest rates would result in approximately $4.1 million of incremental annual interest expense and each $250,000,000 increase in principal would result in approximately $8.8 million of incremental annual interest expense. Based on the assumed pro forma amount of the New Senior Notes issued, each 1/8% rise in interest rates would result in approximately $2.8 million of incremental annual interest expense and each and each $250,000,000 increase in principal would result in approximately $16.2 million of incremental annual interest expense. If Endo’s sale of the Men’s and Prostate Health businesses to Boston Scientific does not close before the consummation of the Acquisition, Endo will incur borrowings under the Asset Sale Bridge Facility which will result in $35.0 million of incremental annual interest expense.

u. Income tax rates of approximately 36%, 36% and 36% for Endo, Par and Auxilium, respectively, have been used for the pro forma adjustments for the three months ended March 31, 2015 and for the year ended December 31, 2014. The income tax rates are the applicable blended statutory tax rates of Endo, Par and Auxilium on a standalone basis for the periods referenced and are estimates.

v. Represents interest expense on the $60.0 million sale of 60,000 shares of Series B Non- Voting Preferred Stock issued by AMS to Boston Scientific as part of the sale of the Men’s and Prostate Health businesses.

w. Represents the pro forma weighted average shares outstanding after giving effect to the conversion of each Par and Auxilium outstanding share to Endo shares (shares in thousands).

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Basic
Endo weighted average number of shares outstanding	169,653	146,896
Endo shares issued to finance the Par acquisition	21,041	21,041
Endo shares issued in replacement of Par’s common shares	18,084	18,084
Endo shares issued in replacement of Auxilium’s common shares	6,203	18,610

Pro forma weighted average number of basic common shares outstanding	214,981	204,631

Diluted
Endo weighted average number of shares outstanding	176,825	156,730
Adjustment to remove dilution of equity awards due to the pro forma loss from continuing operations	—	(9,834)
Endo shares issued to finance the Par acquisition	21,041	21,041
Endo shares issued in replacement of Par’s common shares	18,084	18,084
Endo shares issued in replacement of Auxilium’s common shares	6,203	18,610

Pro forma weighted average number of diluted common shares outstanding	222,153	204,631

DIVIDEND POLICY

No dividends were declared or paid in 2014, 2013 or 2012.

While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our Ordinary Shares. In addition, our existing debt instruments restrict or prevent us from paying dividends on our Ordinary Shares. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our Ordinary Shares.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value (deficit) per share of our Ordinary Shares immediately after this offering. Our historical net tangible book value as of March 31, 2015 was a deficit of approximately $5,551.1 million or $(31.05) per share. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of Ordinary Shares issued and outstanding.

After giving effect to the sale by us of $1.75 billion of Ordinary Shares in this offering (based on an assumed offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015), and after deducting underwriting discounts and commissions and the application of the net proceeds as described under “Use of Proceeds,” our as adjusted net tangible book value as of March 31, 2015 would have been a deficit of approximately $3,847.8 million or approximately $(19.28) per share. This represents an immediate increase in net tangible book value of approximately $11.77 per share to our existing shareholders and an immediate dilution in as adjusted net tangible book value of approximately $103.42 per share to new investors, as illustrated by the following table:

Assumed public offering price per share	$84.14
Net tangible book value per share as of March 31, 2015	(31.05)
Change in net tangible book value per share attributable to new investors	11.77
As adjusted net tangible book value per share as of March 31, 2015 after this offering	(19.28)
Dilution per share to new investors	103.42

If the underwriters exercise their option to purchase additional Ordinary Shares in full, our as adjusted net tangible book value (calculated as described above) as of March 31, 2015 would have been a deficit of approximately $3,591.9 million, or $(17.72) per share, representing an immediate increase in as adjusted net tangible book value to our existing shareholders of $13.33 per share and an immediate dilution to investors participating in this offering of $101.86 per share.

The above discussion and table also assume no exercise of any outstanding restricted share units, deferred stock units, options or warrants. To the extent any such restricted share units, deferred stock units, options or warrants are exercised, there will be further dilution to investors participating in this offering.

The number of Ordinary Shares used to calculate the information in this section is based on 178.8 million Ordinary Shares outstanding as of June 1, 2015, and assumes the sale of $1.75 billion of Ordinary Shares at an assumed offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015. Such number does not include (1) approximately 18 million Ordinary Shares we expect to issue to existing Par stockholders in connection with the consummation of the Acquisition or (2) approximately 1.8 million Ordinary Shares that we expect to issue to terminate the Warrant Transaction.

Each $1.00 increase (decrease) in the assumed public offering price of $84.14 per share, the last reported sale price of our Ordinary Shares on NASDAQ on June 1, 2015, would (decrease) increase the number of Ordinary Shares to be issued by us in this offering by approximately (0.24 million) and approximately 0.25 million, respectively, assuming the aggregate dollar amount of Ordinary Shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the aggregate dollar amount of Ordinary Shares we are offering. Each increase (decrease) of $1.0 million of shares offered by us would increase (decrease) the net proceeds to us by approximately $0.98 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

MARKET FOR ORDINARY SHARES

Our Ordinary Shares are traded and quoted on NASDAQ under the symbol “ENDP” and the TSX under the symbol “ENL.”

The following table sets forth the high and low share price information for the periods indicated. The prices shown represent quotations between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions.

	NASDAQ (US$)		TSX (Cdn$)
Year	High	Low	High	Low
2015:
First Quarter	$93.03	$70.62	$117.45	$84.16
Second Quarter (through June 1, 2015)	$96.58	$80.26	$119.65	$100.28
2014:
First Quarter(1)	$82.16	$63.65	$90.00	$70.85
Second Quarter	$75.69	$53.62	$81.25	$59.50
Third Quarter	$71.49	$61.13	$77.79	$66.00
Fourth Quarter	$75.20	$57.14	$86.90	$65.24
2013:
First Quarter	$33.32	$25.01	—	—
Second Quarter	$39.82	$30.39	—	—
Third Quarter	$46.09	$36.17	—	—
Fourth Quarter	$67.63	$43.12	—	—

(1)	First quarter 2014 excludes January 1, 2014 through February 28, 2014 for TSX.
On June 1, 2015, the last reported sale price of our Ordinary Shares was $84.14 per share on NASDAQ and Cdn$105.11 per share on the TSX.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters have an option to buy up to an additional             shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase             additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The Company and its executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares through the date 90 days after the date of the final prospectus with respect to the Company and 60 days after the date of the final prospectus with respect to the Company’s executive officers and directors, except with the prior written consent of Goldman, Sachs & Co.

Our Ordinary Shares are listed on NASDAQ under the symbol “ENDP” and on the TSX under the symbol “ENL.” In connection with the offering, the underwriters may purchase and sell Ordinary Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Ordinary Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Ordinary Shares. As a result, the price of the Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Ordinary Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Ordinary Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Ordinary Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase any Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our portion of total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $3.0 million. We have also agreed to reimburse the underwriters for certain of their expenses, in connection with the qualification of the offering with the Financial Industry Regulatory Authority, or FINRA, as set forth in the underwriting agreement.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain underwriters and/or their affiliates are lenders under the Existing Term Loan B Facility, the Par Credit Agreement, holders of the Par Senior Notes and/or acting as advisors to Par and Endo in connection with the Acquisition, and, therefore, may receive a portion of the proceeds of this offering if the Transactions are consummated. Certain underwriters and their affiliates are acting as arrangers and lenders for the Senior Bridge Facility, which commitment will be reduced by the amount of this offering in accordance with the terms of the Debt Commitment Letter.

TAXATION

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition by a U.S. holder (as defined below) of Ordinary Shares. This summary does not address the U.S. federal income tax consequences of the ownership and disposition by non-U.S. holders (as defined below) of Ordinary Shares. Accordingly, non-U.S. holders should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any applicable income tax treaties) relating to the ownership and disposition of Ordinary Shares.

This summary is based on provisions of the Code, United States Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the income tax convention between the Ireland and the United States (the “Ireland-U.S. Tax Treaty”), all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the ownership and disposition of Ordinary Shares. In addition, this summary does not take into account individual facts and circumstances that may affect the U.S. federal income tax consequences to a particular holder of the ownership and disposition of Ordinary Shares, including specific tax consequences under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences of the ownership and disposition of Ordinary Shares. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances.

This summary is limited to considerations relevant for investors holding Ordinary Shares as capital assets (generally, property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special tax rules, such as:

•	banks, financial institutions, underwriters, insurance companies;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	persons holding shares through a partnership, limited liability, or other fiscally or tax transparent entity;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax or the Medicare tax on net investment income;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts;

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Ordinary Shares; or

•	holders holding Ordinary Shares, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction” or other integrated investment, or as other than a capital asset.

Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the ownership and disposition of Ordinary Shares.

As used in this prospectus, the term “U.S. holder” means a beneficial owner of Ordinary Shares, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this prospectus, the term “non-U.S. holder” means a beneficial owner of Ordinary Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that is the beneficial owner of Ordinary Shares generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its tax advisor regarding the associated tax consequences.

Distributions on Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Status” below, the gross amount of any distribution on Ordinary Shares (including withheld taxes, if any) made out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code to corporations in respect of dividends received from U.S. corporations. Distributions in excess of the Company’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s basis in its Ordinary Shares and thereafter as capital gain.

Dividends paid in currencies other than the U.S. dollar, if any, will generally be taxable to a U.S. holder as ordinary dividend income in an amount equal to the U.S. dollar value of the currency received on the date such distribution is actually or constructively received. Such U.S. dollar value must be determined using the spot rate of exchange on such date, regardless of whether the non-U.S. currency is actually converted into U.S. dollars on such date. The U.S. holder may realize exchange gain or loss if the currency received is converted into U.S. dollars after the date on which it is actually or constructively received. Any such gain or loss will be ordinary and will be treated as from sources within the United States for U.S. foreign tax credit purposes.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information program. The U.S. Treasury Department has determined that the Ireland-U.S. Tax Treaty meets these requirements and the Company believes it is eligible for the benefits of the Ireland-U.S. Tax Treaty. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Ordinary Shares, which are traded on the NASDAQ, will be considered readily tradable on an established securities market in the United States. There can be no assurance that the Ordinary Shares will be considered readily tradable on an established securities market in future years. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company, or “PFIC” for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Status” below.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares

A U.S. holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Ordinary Shares in an amount equal to the difference between the amount realized on the disposition and such holder’s tax basis in the shares. A U.S. holder’s tax basis in its Ordinary Shares will generally equal the amount the U.S. holder paid for such Ordinary Shares. Subject to the discussion under “—Passive Foreign Investment Company Status” below, any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or other taxable disposition of Ordinary Shares will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company Status

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. holder if the Company is treated as a PFIC for any taxable year during which the U.S. holder holds Ordinary Shares. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

The Company is not currently expected to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that the Company will not be treated as a PFIC for any taxable year.

If the Company were to be treated as a PFIC, U.S. holders holding Ordinary Shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares, as well as information reporting requirements on an annual basis. In addition, dividends received with respect to Ordinary Shares would not constitute qualified dividend income eligible for preferential tax rates if the Company is treated as a PFIC for the taxable year of the distribution or for the preceding taxable year. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in the Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting may apply to dividends in respect of Ordinary Shares and the proceeds from the sale, exchange, or other disposition of Ordinary Shares that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number (“TIN”) (generally on IRS Form W-9) or certification of exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (the “IRS”). The IRS may impose a penalty upon any taxpayer that fails to provide its correct TIN.

Certain U.S. holders holding specified non-U.S. financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Non-U.S. Financial Assets, to their U.S. federal income tax return, for each year in which they hold Ordinary Shares. U.S. holders should consult their tax advisors regarding information reporting requirements relating to their ownership of Ordinary Shares.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF ORDINARY SHARES SHOULD CONSULT ITS TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER AND AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Certain Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of Ordinary Shares (“Shareholders”). The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each Shareholder. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this preliminary prospectus supplement. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and Shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of Ordinary Shares. The summary applies only to Shareholders who will own Ordinary Shares as capital assets and does not apply to other categories of Shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds and Shareholders who have, or who are deemed to have, acquired their Ordinary Shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Non-resident Shareholders

Shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their Ordinary Shares in connection with a trade carried on by such Shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the disposal of their Ordinary Shares.

Irish resident Shareholders

Shareholders who are resident or ordinarily resident for tax purposes in Ireland, or who hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency, will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish tax on chargeable gains arising on the disposal of their Ordinary Shares. The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

A Shareholder who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realised upon a subsequent disposal of Ordinary Shares during the period in which such individual is not resident in Ireland.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

Irish stamp duty may, depending on the manner in which the Ordinary Shares are held, be payable in respect of transfers of Ordinary Shares.

Shares Held Through DTC or CDS

A transfer of Ordinary Shares effected by means of the transfer of book entry interests in DTC or CDS will not be subject to Irish stamp duty.

On the basis that most Ordinary Shares are expected to be held through DTC or CDS, it is anticipated that most transfers of Ordinary Shares will be exempt from Irish stamp duty.

Shares Held Outside of DTC or CDS Transferred Into or Out of DTC or CDS

A transfer of Ordinary Shares where any party to the transfer holds such shares outside of DTC or CDS may be subject to Irish stamp duty. Shareholders wishing to transfer their Ordinary Shares into (or out of) DTC or CDS may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC or CDS is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp duty charge on transfers of Ordinary Shares, it is strongly recommended that any person who wishes to acquire Ordinary Shares acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

Withholding Tax on Dividends

As noted elsewhere in this preliminary prospectus supplement, Endo does not expect to pay cash dividends on Ordinary Shares in the foreseeable future. To the extent that it does make dividend payments (or other returns to Shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that such distributions made by Endo will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, which we refer to as DWT, currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by Endo to its shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend.

Where an exemption does not apply in respect of a distribution made to a particular Shareholder, Endo is responsible for withholding DWT prior to making such distribution.

General Exemptions

The following is a general overview of the scenarios where it is possible for Endo to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident Shareholder is not subject to DWT on dividends received from Endo if such Shareholder is beneficially entitled to the dividend and is either:

•	a person (not being a company) resident for tax purposes in a “relevant territory” (including the U.S. and Canada) and is neither resident nor ordinarily resident in Ireland (a list of “relevant territories” for DWT purposes is available at www.revenue.ie/en/practitioner/law/tax-treaties.html);

•	a company resident for tax purposes in a “relevant territory,” provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a “relevant territory” and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a “relevant territory”;

•	a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•	a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above, Endo or, in respect of shares held through DTC or CDS, any qualifying intermediary appointed by Endo, has received from the Shareholder, where required, the relevant Irish Revenue Commissioners DWT forms, which are referred to in this preliminary prospectus supplement as “DWT forms,” prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT forms, the Shareholder where required should furnish the relevant DWT forms to:

•	its broker (and the relevant information should be further transmitted to any qualifying intermediary appointed by the Company) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the Shareholder by the broker) if its Ordinary Shares are held through DTC or CDS, or

•	Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend if its Ordinary Shares are held outside of DTC or CDS.

Links to the various DWT forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

For non-Irish resident Shareholders who cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such Shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

It is expected that dividends paid in respect of Ordinary Shares that are owned by U.S. residents and held through DTC may not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such Shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Endo).

Dividends paid in respect of Ordinary Shares that are held outside of DTC and are owned by residents of the U.S., will not be subject to DWT if such Shareholders satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions,” including the requirement to furnish the appropriate and valid DWT form and IRS Form 6166 to Endo’s transfer agent, Computershare Trust Company, N.A., to confirm their U.S. residence at least seven business days before the record date for the dividend.

If any Shareholder who is resident in the U.S. receives a dividend from which DWT has been withheld, the Shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the Shareholder is beneficially entitled to the dividend.

Shares Held by Residents of “Relevant Territories” Other Than the U.S.

Shareholders who are residents of “relevant territories,” other than the U.S., such as Canada, must satisfy the conditions of one of the exemptions referred to above under the heading”—General Exemptions”, including the requirement to furnish valid DWT forms, in order to receive dividends without suffering DWT. If such Shareholders hold their shares through DTC or CDS, they must provide the appropriate DWT forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Endo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the Shareholder by the broker). If such Shareholders hold their Ordinary Shares outside of DTC or CDS, they must provide the appropriate DWT forms to Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend.

If any Shareholder who is resident in a “relevant territory” receives a dividend from which DWT has been withheld, the Shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the Shareholder is beneficially entitled to the dividend.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident Shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their Ordinary Shares.

Shareholders who are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Endo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the Shareholder by the broker) (in the case of Ordinary Shares held through DTC or CDS), or to Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend (in the case of shares held outside of DTC or CDS).

Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisors.

Shares Held by Other Persons

Shareholders who do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any Shareholders are exempt from DWT, but receive dividends subject to DWT, such Shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Qualifying Intermediary

Prior to paying any dividend, Endo will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of Endo that are held through DTC or CDS, which we refer to as the deposited securities. The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to the relevant nominee of the depository, any cash dividend or other cash distribution with respect to the deposited securities after Endo delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The qualifying intermediary will be responsible for determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT forms. Shareholders that are required to file DWT forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A Shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Endo unless he or she holds his or her Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.

A Shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to Irish income tax or to the universal social charge unless he or she holds his or her Ordinary Shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by Endo discharges the liability to Irish income tax.

A Shareholder who is neither resident nor ordinarily resident in Ireland and is a resident of a “relevant territory” or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless he or she holds his or her Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.

Irish resident or ordinarily resident Shareholders may be subject to Irish tax and/or the universal social charge and/or Pay Related Social Insurance on dividends received from Endo. Such Shareholders should consult their own tax advisors.

Capital Acquisitions Tax

Irish capital acquisitions tax, which we refer to as “CAT,” comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Ordinary Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Ordinary Shares are regarded as property situated in Ireland as the share register of Endo must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

LEGAL MATTERS

Certain legal matters in connection with the Offered Shares will be passed upon for us by A&L Goodbody, Dublin, Ireland with respect to matters of Irish law and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York with respect to matters of U.S. law, and on behalf of the underwriters by Latham & Watkins LLP, New York, New York with respect to matters of U.S. law.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Endo International plc’s Current Report on Form 8-K filed with the SEC on June 2, 2015 for the year ended December 31, 2014 and the audited historical financial statements of Auxilium Pharmaceuticals, Inc. included in Item 9.01 of Endo International plc’s Current Report on Form 8-K dated June 2, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, and the consolidated financial statement schedule, of Endo Health Solutions Inc. (now known as Endo International plc) and subsidiaries as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, incorporated by reference in this prospectus supplement from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, incorporated in this prospectus supplement by reference from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Holdings, Inc. and subsidiaries comprised of the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the period July 12, 2012 (Date of Inception) through December 31, 2012 (Successor), incorporated by reference in this prospectus supplement from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the merger transaction with Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries comprised of the consolidated statements of operations, comprehensive (loss) income, stockholders’

equity, and cash flows for the period January 1, 2012 through September 28, 2012 (Predecessor), incorporated by reference in this prospectus supplement from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the merger transaction with Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus

Endo International plc

Ordinary Shares

Debt Securities

Warrants

Subscription Rights

Share Purchase Contracts

Share Purchase Units

Endo International plc may offer from time to time (i) ordinary shares, (ii) unsecured senior, subordinated or junior subordinated debt securities, (iii) warrants to purchase ordinary shares, debt securities or other securities, (iv) subscription rights to purchase ordinary shares, debt securities or other securities, (v) share purchase contracts to purchase our ordinary shares, or (vi) share purchase units consisting of (a) share purchase contracts, (b) warrants, and/or (c) debt securities issued by Endo International plc or debt obligations of third parties (including United States treasury securities or other share purchase contracts), that secure the holders’ obligations to purchase or to sell, as the case may be, ordinary shares under the share purchase contract.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling shareholders to be named in a prospectus supplement may offer our ordinary shares from time to time.

To the extent that any selling shareholder resells any securities, the selling shareholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling shareholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

Our ordinary shares are listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “ENDP,” and on the Toronto Stock Exchange (“TSX”) under the symbol “ENL.” If we decide to seek a listing of any securities offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland. Our telephone number is 011-353-1-268-2000.

Investing in our securities involves risk. See “Risk Factors” beginning on page 5 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2015

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling shareholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling shareholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 6.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, all references to (a)“Endo,” “the Company,” “we,” “our,” “us” or similar terms mean Endo Health Solutions Inc. and its subsidiaries prior to February 28, 2014 and Endo International plc and its subsidiaries thereafter, (b) “EHSI” mean Endo Health Solutions Inc. and its subsidiaries, (c) “our board of directors” refers to the board of directors of Endo International plc, and (d) “$” and “Dollars” mean U.S. Dollars.

TRADEMARKS

Aveed®, Fortesta® Gel, Lidoderm®, Opana® ER, Percocet®, Supprelin® LA, Testim®, Valstar®, Vantas®, and XIAFLEX® are some of our trademarks. Frova® is owned by Vernalis Development Ltd., Sumavel® DosePro® is owned by Zogenix, Inc., Natesto™ is owned by Trimel BioPharma SRL, and Voltaren® Gel is owned by Novartis Corp., and these trademarks are used under licenses. We also have a number of other registered trademarks, trade names and pending trademark applications related to our companies, brands, and brand concepts.

ENDO

Endo is an Ireland-domiciled, global specialty pharmaceutical company focused on branded and generic pharmaceuticals. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of branded and generic drugs to meet patients’ needs. Our major subsidiary in the United States is EHSI, which is based in Malvern, Pennsylvania, and is the headquarters for our United States operations.

We regularly evaluate and, where appropriate, execute on opportunities to expand through the acquisition of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluate selective acquisition and license opportunities.

On May 18, 2015, we announced that we had entered into a definitive agreement to acquire Par Pharmaceutical Holdings, Inc. (“Par”), a pharmaceutical company that develops, licenses, manufactures, markets and distributes generic drugs. Par focuses on high-barrier-to-entry products that are difficult to formulate, difficult to manufacture or face complex legal and regulatory challenges. Par operates in two business segments, (i) Par Pharmaceutical, which includes generic products marketed under Par Pharmaceutical and sterile products marketed under Par Sterile Products, LLC (“Par Sterile,” formerly known as JHP Pharmaceuticals, LLC); and (ii) Par Specialty Pharmaceuticals (“Par Specialty,” formerly known as Strativa Pharmaceuticals), which markets two branded products, Nascobal® Nasal Spray and Megace® ES.

1

In November 2010, EHSI acquired Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals (“Qualitest”)), a leading U.S.-based privately held generics company. Qualitest provides high-quality generic pharmaceuticals. Qualitest, with the recent acquisitions of Boca Pharmacal LLC (“Boca”) in February 2014 and DAVA Pharmaceuticals, Inc. (“DAVA”) in August 2014, is the third largest U.S. generics company based on extended units sold. Qualitest’s product portfolio is comprised of over 775 products within over 140 product families. The product portfolio includes tablets, capsules, creams, ointments, suppositories, and liquids.

In June 2011, EHSI acquired American Medical Systems Holdings, Inc. (“AMS”), a provider of devices and therapies for treating male and female pelvic health conditions. On February 24, 2015, our board of directors approved a plan to sell the Company’s AMS business, which comprises the entirety of our Devices segment. Subsequently, the Company entered into a definitive agreement to sell the Men’s Health and Prostate Health components of the AMS business to Boston Scientific Corporation for up to $1.65 billion, with $1.6 billion in upfront cash. The Company is also eligible to receive a potential milestone payment of $50 million in cash conditioned on Boston Scientific achieving certain product revenue milestones in the Men’s Health and Prostate Health components in 2016. In addition, Boston Scientific Corporate will pay $60.0 million in exchange for 60,000 shares of Series B Non-Voting Preferred Stock issued by American Medical Systems Holdings, Inc. The preferred stock entitles the holder to dividends payable quarterly at an initial annual rate of 7.25%, which will increase by 0.25% each year on January 1, from 2018 until the rate equals 11.50%. While the preferred stock remains outstanding, American Medical Systems Holdings, Inc. will be subject to certain affirmative and negative covenants, including an obligation to maintain assets in excess of the liquidation preference of the preferred stock, and restrictions on the sale of assets and the incurrence of certain indebtedness. The preferred stock matures and becomes mandatorily redeemable in 2035. The transaction with Boston Scientific Corporation is expected to close in the third quarter of 2015, subject to customary conditions, including the expiration or termination of any applicable waiting periods under applicable competition laws. In addition, the Company is currently pursuing a sale of the Women’s Health component of the AMS business.

On October 31, 2013, the Company was incorporated in Ireland as a private limited company and re-registered effective February 18, 2014 as a public limited company. It was established for the purpose of facilitating the business combination between EHSI and Paladin Labs Inc. (“Paladin”). On February 28, 2014, the Company acquired all of the shares of Paladin and a subsidiary of the Company merged with and into EHSI, with EHSI surviving the merger. As a result of these transactions, the former shareholders of EHSI and Paladin became the shareholders of the Company, and both EHSI and Paladin became the Company’s indirect wholly-owned subsidiaries.

Paladin is a specialty pharmaceutical company focused on acquiring and in-licensing innovative pharmaceutical products for the Canadian and world markets. Paladin’s key products serve growing therapeutic areas, including attention deficit hyperactivity disorder (“ADHD”), pain, urology and allergy. In addition to its Canadian operations, Paladin owns Litha Healthcare Group Limited in South Africa.

Prior to our acquisition of Paladin, we operated across our diversified businesses in four key segments, Endo Pharmaceuticals, Qualitest, AMS and HealthTronics, in key therapeutic areas including pain management, urology, oncology and endocrinology. On February 28, 2014, we announced the commencement of reporting our diversified businesses in four key segments, U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals, Devices and International Pharmaceuticals. The first three segments are generally aligned with the previously mentioned first three key segments, namely, Endo Pharmaceuticals, Qualitest and AMS. Our operation of the International Pharmaceuticals business commenced following the Paladin acquisition. As a result of the plan to sell the Company’s AMS business, the three remaining reportable business segments in which the Company now operates are U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals and International Pharmaceuticals.

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The operating results of our HealthTronics and AMS businesses are reported as Discontinued operations, net of tax in the Consolidated Statements of Operations. In January 2014, EHSI entered into a definitive agreement to sell our HealthTronics business and the sale was completed on February 3, 2014.

On January 29, 2015, we acquired Auxilium Pharmaceuticals, Inc. (“Auxilium”), a fully-integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specific patients’ needs. Auxilium, with a broad range of first- and second-line products across multiple indications, is an emerging leader in the men’s healthcare sector and has strategically focused its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas.

We have a portfolio of branded pharmaceuticals offered by our U.S. Branded Pharmaceuticals segment that includes established brand names such as Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Fortesta® Gel, Frova®, Supprelin® LA, Valstar®, Vantas®, Sumavel® DosePro®, Aveed®, Natesto™, XIAFLEX® and Testim®. Our non-branded U.S. Generic Pharmaceuticals portfolio currently consists of products primarily focused in pain management through a differentiated portfolio of controlled substances and liquids. The International Pharmaceuticals segment includes a variety of specialty pharmaceutical products and certain medical devices for the Canadian, Latin American, South African and world markets, which we acquired in the Paladin acquisition and Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (“Somar”), which we acquired in July 2014. Paladin’s key products serve growing therapeutic areas, including ADHD, pain, urology and allergy. Somar develops, manufactures and markets high-quality generic, branded generic and over-the-counter products across key market segments including dermatology and anti-infectives.

Our ordinary shares are traded on NASDAQ under the ticker symbol “ENDP,” and on TSX under the ticker symbol “ENL.”

Par Acquisition

On May 18, 2015, the Company, Par, our subsidiaries, Endo Limited, Endo Health Solutions Inc., Hawk Acquisition Ireland Limited and Hawk Acquisition ULC (“Merger Sub”), and Shareholder Representative Services LLC, solely as representative of the Par stockholders, entered into an agreement and plan of merger (the “Merger Agreement”). The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into Par, with Par continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company (the “Acquisition”). Pursuant to the Merger Agreement, Par will become our indirect wholly-owned subsidiary for consideration of approximately 18 million ordinary shares of the Company and $6.50 billion in cash (including the repayment and assumption of Par’s existing debt).

Par is a specialty pharmaceutical company that develops, manufactures and markets safe, innovative and cost-effective pharmaceuticals that help improve patient quality of life. Par has a generics portfolio of approximately 95 products across an extensive range of dosage forms and delivery systems, including immediate and extended release oral solids (tablets, orally disintegrating tablets, capsules and powders), injectables, nasal sprays, ophthalmics (which are sterile pharmaceutical preparations administered for ocular conditions) and transdermal patches (which are medicated adhesive patches designed to deliver the drug through the skin).

Par operates in two business segments, Par Pharmaceutical, which includes generic products marketed under Par Pharmaceutical and sterile products marketed under Par Sterile, and Par Specialty. Par Pharmaceutical offers a line of high-barrier-to-entry generic drugs, while Par Specialty provides niche, innovative brands. Par Sterile develops, manufactures and markets both branded and generic aseptic injectable pharmaceuticals.

Par is currently a privately-held company that was acquired through a take-private transaction by an affiliate of TPG Capital, L.P. in 2012. The Acquisition is expected to close in the second half of 2015 and is subject to regulatory approval in the United States and certain other jurisdictions and other customary closing conditions.

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We intend to fund the cash consideration for the Acquisition with debt financing and by issuing approximately $1.75 billion of new equity. Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Bank of America, N.A., Credit Suisse AG, Citigroup Global Markets, Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, DNB Capital LLC, Sumitomo Mitsui Banking Corporation, SunTrust Bank, Toronto Dominion (Texas) LLC, TD Bank, N.A. and The Bank of Tokyo Mitsubishi UFJ, Ltd.(collectively, the “Lenders”) have committed to provide (i) a senior secured term loan “B-1” facility in an aggregate principal amount of up to $1,500.0 million; (ii) a senior secured term loan “B-2” facility in an aggregate principal amount of up to $3,500.0 million; (iii) a senior secured revolving credit facility in an aggregate principal amount of up to $1,000.0 million; (iv) an unsecured senior bridge facility in an aggregate principal amount of up to $2,275.0 million; and (v) a senior secured bridge loan facility in an aggregate amount of up to $1,000.0 million, on the terms and subject to the conditions set forth in the amended and restated commitment letter, dated as of June 2, 2015, executed by each Lender, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, DNB Markets, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Endo Limited (the “Debt Commitment Letter”). The financing commitments of the Lenders are subject to various terms and conditions set forth in the Debt Commitment Letter.

We cannot assure you that the Acquisition or its financing will be consummated on the terms described herein or at all.

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RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”), as supplemented and otherwise enumerated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “First Quarter 2015 Form 10-Q”) and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. You should note that many risk factors previously disclosed in our filings with the SEC and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and those identified elsewhere in this prospectus could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus.

We do not undertake any obligation to update our forward-looking statements after the date of this prospectus for any reason, even if new information becomes available or other events occur in the future, except as may be required under applicable securities law. You are advised, however, to consult any further disclosures we make on related subjects in our reports with the SEC and with securities regulators in Canada on SEDAR. Also note that, as described under the caption “Risk Factors” contained in Item 1A of the 2014 Form 10-K, as supplemented and otherwise enumerated by the First Quarter 2015 Form 10-Q, we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for you as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.endo.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2015, January 15, 2015, January 20, 2015 (relating to the settlement of certain litigation), January 20, 2015 (announcing the commencement of an offering of senior unsecured notes), January 21, 2015, January 27, 2015, January 29, 2015, March 4, 2015, March 11, 2015, April 30, 2015, May 18, 2015, May 21, 2015, June 2, 2015 (risk factors relating to Par), June 2, 2015 (recast Endo audited financial statements and other financial information for discontinued operations) and June 2, 2015 (financial statements of Par and Auxilium, and Endo pro forma condensed combined financial information), and Form 8-K/A filed with the SEC on January 30, 2015; and

•	the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You should direct requests for documents by writing to:

Endo International plc

First Floor, Minerva House, Simmonscourt Road

Ballsbridge, Dublin 4, Ireland

Tel.: 011-353-1-268-2000

Attention: Secretary

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No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

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USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
		(dollars in thousands)
Ratio of Earnings to Fixed Charges(1)	0.8x	1.4x	3.1x	0.9x	3.0x	8.5x

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income from equity investments plus fixed charges. Fixed charges consist of interest, whether capitalized or expensed, amortization of issuance costs and the estimated interest component of rent expense.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the ordinary shares, debt securities, warrants, subscription rights, share purchase contracts or share purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

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DESCRIPTION OF SHARE CAPITAL

The following description of certain terms of our share capital does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act 2014 (the “Companies Act”) and the complete text of our memorandum and articles of association. For more information on how you can obtain our memorandum and articles of association, see “Where You Can Find More Information” on page 6. You should read those laws and documents carefully.

Capital Structure

Authorized Share Capital

Our authorized share capital is €40,000 and $100,000, divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of $0.0001 each, respectively.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders (referred to under Irish law as an “ordinary resolution”). The shares comprising our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization must include the maximum amount that may be allotted and may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Our articles of association authorize our board of directors to issue new ordinary shares without shareholder approval for a period of five years from the date on which they were adopted, which occurred on February 25, 2014.

The rights and restrictions to which our ordinary shares are subject are prescribed in our articles of association.

We may, by ordinary resolution and without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.

Whenever an alteration as a result of an issuance or reorganization, consolidation, division or subdivision of our share capital would result in any shareholder becoming entitled to fractions of a share, no such fractions shall be issued or delivered to any shareholder. All such fractions of a share will be aggregated into whole shares and sold in the open market at prevailing market prices and the aggregate cash proceeds from such sale (net of tax, commissions, costs and other expenses) shall be distributed on a pro rata basis, rounding down to the nearest cent, to each shareholder who would otherwise have been entitled to receive fractions of a share.

Issued Share Capital

As of June 1, 2015, 178.8 million of our ordinary shares and 4 million of our euro deferred shares were issued and outstanding.

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Preemption Rights and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of our shareholders cast at a general meeting (referred to under Irish law as a “special resolution”), this opt-out must be so renewed in accordance with Irish statutory requirements. If the opt-out is not renewed, shares issued for cash must be offered our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

Our memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as our board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We are subject to the rules of NASDAQ, TSX and the United States Internal Revenue Code of 1986 (the “Code”) that require shareholder approval of certain equity plan and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant accounts.” Our “relevant accounts” will be either our last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act (not in accordance with U.S. GAAP), which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. Our relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Our memorandum and articles of association authorize our board of directors to declare dividends without shareholder approval to the extent they appear justified by profits. Our board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by our board of directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency. Our board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.

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Share Repurchases, Redemptions and Conversions

Overview

Our memorandum and articles of association provide that any ordinary share that we have agreed to acquire shall be deemed to be a redeemable share, unless our board of directors resolves otherwise. Accordingly, for Irish company law purposes, our repurchase of ordinary shares will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Endo.” If our memorandum and articles of association did not contain such provision, all repurchases we undertake would be subject to many of the same rules that apply to purchases of our ordinary shares by our subsidiaries described below under “Purchases by Subsidiaries of Endo,” including the shareholder approval requirements described below, and the requirement that any purchases on market be effected on a “recognized stock exchange,” which, for purposes of the Companies Act, includes NASDAQ but does not include TSX.

Except where otherwise noted, references elsewhere in this prospectus to repurchasing or buying back our ordinary shares refer to the redemption of ordinary shares by us or the purchase of our ordinary shares by one of our subsidiaries, in each case in accordance with our memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions by Endo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares if the nominal value of our issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of our memorandum and articles of association described above, shareholder approval will not be required to redeem our ordinary shares.

We may also be given an additional general authority to purchase our own shares on market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. We may cancel or re-issue treasury shares subject to certain conditions.

Purchases by Subsidiaries of Endo

Under Irish law, an Irish or non-Irish subsidiary may purchase our shares either on market or off market. For one of our subsidiaries to make purchases on market of our ordinary shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by one of our subsidiaries of our ordinary shares is required. For an off-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

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Bonus Shares

Under our memorandum and articles of association, upon recommendation of our board of directors, our shareholders by ordinary resolution may authorize our board of directors to capitalize any amount for the time being standing to the credit of any of our reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our memorandum and articles of association provide that we have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, our board of directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public company limited by shares such as Endo and are only applicable to our shares that have not been fully paid up.

Consolidation and Division; Subdivision

Under our articles of association, we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares or subdivide our shares into smaller amounts than is fixed by our memorandum of association.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution (approval by not less than 75% of the votes cast at a general meeting of our shareholders) and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any way permitted by the Companies Act.

Election of Directors

The Companies Act provides for a minimum of two directors on the board of an Irish company, save for a private company limited by shares. Our memorandum and articles of association provide that the exact number of directors shall be fixed from time to time by resolution of our board of directors or by resolution adopted by the vote of a majority of the shareholders provided that in the event of a conflict between the resolution of our board of directors or the resolution of our shareholders, the shareholders’ resolution shall govern. Our memorandum and articles of association further provide that the number of directors shall (subject to automatic increases to accommodate the exercise of the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series) not be less than five nor more than twelve.

Our board of directors currently consists of ten members. On April 28, 2015, John J. Delucca informed our board of directors that he does not intend to stand for re-election at the 2015 annual general meeting but will continue to serve as a director of the Company until expiration of his current term on June 9, 2015, after which the board of directors will consist of nine members.

At each annual general meeting, all of our directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to our board of directors, he or she will be designated to fill the vacancy arising.

Each director shall hold office until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

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Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. Accordingly, our memorandum and articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by our memorandum and articles of association, which minimum is determined by our board of directors in its discretion, due to the failure of any person nominated to be a director to be elected, then, in such circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director elected in this manner will remain a director (subject to the provisions of the Companies Act and our memorandum and articles of association) only until the conclusion of our next annual general meeting unless he or she is re-elected.

Removal of Directors; Vacancies

Under the Companies Act and notwithstanding anything contained in our memorandum and articles of association or in any agreement between us and a director, our shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against us in respect of his or her removal. Our memorandum and articles of association provide that our board of directors may fill any vacancy occurring on our board of directors. If our board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on our board of directors created by the removal of a director may be filled by our shareholders at the meeting at which such director is removed.

Annual Meetings of Shareholders

We are required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following our first annual general meeting. Each general meeting will be held at such time and place as designated by our board of directors and as specified in the notice of meeting. Subject to section 176 of the Companies Act, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the review by the members of the company’s affairs, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same).

If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

The provisions of our memorandum and articles of association relating to general meetings will apply to every such general meeting of the holders of any class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-half of the issued shares of such class.

Our memorandum and articles of association provide that a resolution may only be put to vote at a general meeting or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of the board of directors; (iii) it is proposed at the direction of a court of competent jurisdiction; (iv) it is proposed on the requisition in writing of the holder of the share as is prescribed by, and is made in accordance with, section 178 of the Companies Act; (v) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (vi) it is proposed in accordance with the procedures and requirements set out in our articles with respect to nominations of directors.

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Extraordinary General Meetings of Shareholders

Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by our shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, it must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Record Date; Notice Provisions

Our memorandum and articles of association provide that our board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to vote at a meeting of the shareholders that is no more than 60 days and no less than 10 days before the date of the meeting, and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 60 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by our directors.

If the register of our shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of our shareholders.

Notice of an annual or extraordinary general meeting must be given to all of our shareholders and to our auditors. Our memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and our memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Advance Notice of Director Nominations and Other Proposals

The Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “—Extraordinary General Meetings of Shareholders.”

Our memorandum and articles of association provide that shareholder nominations of persons to be elected to our board of directors at an annual general meeting must be made following written notice to our secretary executed by a shareholder accompanied by certain background and other information specified in our memorandum and articles of association.

Such written notice and information must be received by our secretary not less than 60 days nor more than 90 days before the first anniversary of the date of our proxy statement for the prior year’s annual general meeting.

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Quorum for General Meetings

Our memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy holding not less than a majority of our issued and outstanding shares entitled to vote at the meeting in question constitute a quorum.

Voting

Each of our shareholders is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting.

Irish law requires approval of certain matters by “special resolution” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of our shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes cast at a general meeting at which a quorum is present.

Irish law requires special resolutions of our shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or our memorandum of association;

•	amending our articles of association;

•	approving a change in our name;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of pre-emption rights on the issuance of new shares;

•	our re-registration from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where our articles of association do not provide otherwise);

•	purchase of our ordinary shares off market;

•	reduction of issued share capital;

•	resolving that we be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Neither Irish law nor any of our constitutional documents places limitations on the right of non-resident or foreign owners to vote or hold our ordinary shares.

Under our articles of association and the Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

The provisions of our articles of association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more persons holding or representing by proxy at least one-half of the issued shares of the class.

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Action by Written Consent

The Companies Act provides that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s memorandum and articles of association permit written resolutions of shareholders. Our memorandum and articles of association permit written resolutions of our shareholders where such resolutions are unanimous.

Amendment of Constituent Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of our memorandum and articles of association and any act of the Irish government which alters our memorandum; (ii) inspect and obtain copies of the minutes of our general meetings and resolutions; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers that we maintain; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any of our subsidiaries which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to our shareholders with our financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at our annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party for all of our shares. Where the holders of 80% or more of our ordinary shares have accepted an offer for their shares in us, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•	it is also possible for us to be acquired by way of a transaction with a European Union-incorporated company under the European Union Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution and by the Irish courts. If we are being merged with another European Union company under the European Union Cross-Border Mergers Directive 2005/56/EC and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Endo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Switzerland, Turkey,

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Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares; or if as a result of a transaction a shareholder who was interested in more than 3% of our shares ceases to be so interested. Where a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement.

If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our ordinary shares he or she holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in our shares, to provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Act, as follows:

•	any transfer of those shares, or, in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Endo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules 2013, as amended, which are referred to in this prospectus as the “Irish Takeover Rules” or the “Takeover Rules,” accelerated disclosure provisions apply for persons holding an interest in our securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997, which is referred to in this prospectus as the “Takeover Panel Act,” and the

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Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel, which is referred to in this prospectus as the “Panel.” The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires our shares or other voting rights in Endo may be required under the Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Endo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Endo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must be no less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

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If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Endo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Endo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Endo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by our shareholders at a general meeting; or

•	the Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	our shareholders that hold 50% of the voting rights in Endo state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Rights Agreement

Our memorandum and articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure.

However, there is no directly relevant case law on the validity of such plans under Irish law and their interaction with the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules.

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Subject to the Irish Takeover Rules described above, our board of directors also has power to issue any authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests.

Certain other provisions of Irish law or our memorandum and articles of association may be considered to have anti-takeover effects, including those described in “—Capital Structure—Authorized Share Capital,” “—Preemption Rights and Share Options,” “—Removal of Directors; Vacancies,” “—Advance Notice of Director Nominations and Other Proposals,” “—Amendment of Constituent Documents,” “—Disclosure of Interests in Shares.”

Legal Name; Formation; Fiscal Year; Registered Office

Our legal and commercial name is Endo International plc. We were incorporated in Ireland on October 31, 2013 as a private limited company, under the name Sportwell Limited (registration number 534814). We re-registered to a public limited company on February 18, 2014. Our fiscal year ends on December 31 and our registered office is at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration is unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors are prescribed in our articles of association.

Uncertificated Shares

Unless otherwise provided for by our board of directors or the rights attaching to or by the terms of issue of any particular shares in our capital, or to the extent required by any stock exchange, depository, or any operator of any clearance or settlement system, no person whose name is entered as a member in our register of members will be entitled to receive a share certificate for any or all shares of each class held by him or her (nor on transferring a part of holding to a certificate for the balance).

Stock Exchange Listing

Our ordinary shares are traded on NASDAQ under the ticker symbol “ENDP,” and on TSX under the ticker symbol “ENL.”

No Sinking Fund

Our ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

Any of our ordinary shares offered under any applicable prospectus supplement will be duly and validly issued and fully-paid.

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Transfer and Registration of Shares

An affiliate of our transfer agent, Computershare Investor Services Inc., Computershare Investor Services (Ireland) Limited, maintains the share register, registration in which will be determinative of membership in Endo. Each of our shareholders who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares.

An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Our articles of association allows us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, we are (on our own behalf or on behalf of our affiliates) entitled to (i) seek reimbursement from the buyer or seller (at our discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at our discretion) and (iii) claim a lien against our ordinary shares on which we have paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our ordinary shares has been paid unless one or both of such parties is otherwise notified by us.

Our memorandum and articles of association delegate to our secretary (or duly appointed nominee) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of our ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below). The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

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DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, each series of our debt securities will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any additions to or changes in the covenants that apply to such debt securities;

•	any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of any other debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $200,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

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Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares, debt securities or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the ordinary shares, debt securities or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

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DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase ordinary shares, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of ordinary shares, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of ordinary shares, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 6. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

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DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of our ordinary shares at a future date or dates. The price per share and the number of shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be entered into separately or as a part of a share purchase unit that consists of (a) a share purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities or other share purchase contracts), that would secure the holders’ obligations to purchase ordinary shares under the share purchase contract. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any share purchase contract or share purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the share purchase contracts and share purchase units.

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SELLING SHAREHOLDERS

Selling shareholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our ordinary shares in various private transactions. Such selling shareholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling shareholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling shareholders and the number of our ordinary shares beneficially owned by such selling shareholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

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LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the debt securities, warrants, subscription rights, share purchase contracts and share purchase units that may be issued or resold under this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the ordinary shares that may be issued under this prospectus and particular matters concerning the laws of Ireland will be passed upon by A&L Goodbody, Dublin, Ireland.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Endo International plc’s Current Report on Form 8-K filed with the SEC on June 2, 2015 for the year ended December 31, 2014 and the audited historical financial statements of Auxilium Pharmaceuticals, Inc. included in Item 9.01 of Endo International plc’s Current Report on Form 8-K dated June 2, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, and the consolidated financial statement schedule, of Endo Health Solutions Inc. (now known as Endo International plc) and subsidiaries as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, incorporated by reference in this prospectus from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, incorporated in this prospectus by reference from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Holdings, Inc. and subsidiaries comprised of the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the period July 12, 2012 (Date of Inception) through December 31, 2012 (Successor), incorporated by reference in this prospectus from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the merger transaction with Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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The consolidated financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries comprised of the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the period January 1, 2012 through September 28, 2012 (Predecessor), incorporated by reference in this prospectus from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the merger transaction with Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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Endo International plc

$1,750,000,000

Ordinary Shares

Goldman, Sachs & Co.	J.P. Morgan	Barclays	Deutsche Bank Securities

RBC Capital Markets

Citigroup	Morgan Stanley	MUFG	SunTrust Robinson Humphrey	TD Securities